EXHIBIT 10.37

FORM OF PURCHASE

AND SALE AGREEMENT –

NOBLE PORTFOLIO/ARC

HOTEL PURCHASE AND SALE AGREEMENT

by and between

[Seller: ___________], a Delaware limited liability company, as Seller

and

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC, a Delaware limited liability company, as Buyer

Property Name: [Property Name: _____________________]

Location: [County: _________________] County, State of [State: _________________]

Effective Date: June ___, 2015

TABLE OF CONTENTS

Article I Deadlines and Definitions		1
1.1	Deadlines	1
1.2	Definitions	1

Article II Purchase and Sale		6
2.1	Land; Improvements	6
2.2	Personal Property	6
2.3	Contracts, Equipment Leases, and Space Leases	6
2.4	Bookings	7
2.5	Intangible Hotel Assets; Computer Systems	7
2.6	Excluded Property	7
2.7	Certain Property Owned by Operating Tenant	8

Article III Purchase Price		8
3.1	Purchase Price	8
3.2	Allocation of Purchase Price	9

Article IV Seller’s Representations, Warranties and Covenants		9
4.1	Good Standing	9
4.2	Due Authorization	10
4.3	No Violations or Defaults	10
4.4	Litigation	10
4.5	Condemnation Actions	10
4.6	Contracts	10
4.7	Equipment Leases	11
4.8	Management and Franchise Agreements	11
4.9	Space Leases	11
4.10	Intentionally Omitted.	12
4.11	Permits	12
4.12	Insurance Policies	12
4.13	Notices of Violations	12
4.14	Purchase Options	12
4.15	Labor and Employment Matters; ERISA	13
4.16	Bankruptcy	13
4.17	OFAC; Money Laundering	13
4.18	Seller Is Not a “Foreign Person”	13
4.19	Taxes	13
4.20	Budgets	14
4.21	Financial Information	14
4.22	Personal Property	14
4.23	Intentionally Omitted.	14
4.24	Environmental Matters	14
4.25	Designated Persons	14
4.26	Seller’s Representations and Warranties Deemed Modified.	14

Article V Buyer’s Representations, Warranties and Covenants		16
5.1	Good Standing	16
5.2	Due Authorization	16
5.3	No Violations or Defaults	16
5.4	Litigation	16
5.5	OFAC; Money Laundering	16

Article VI Closing		17
6.1	Closing	17
6.2	Costs	17

Article VII Actions Pending Closing; Feasibility Period		18
7.1	Conduct of Business; Maintenance and Operation of Property	18
7.2	Title Insurance	20
7.3	Survey	22
7.4	Inspection; Due Diligence Period	22

Article VIII Conditions Precedent to Buyer’s Obligations at Closing		24
8.1	Representations and Warranties	24
8.2	Covenants of Seller	25
8.3	Title	25
8.4	Seller Deliveries	25
8.5	No Injunction	25
8.6	Termination of Management Agreement and Operating Lease	25
8.7	Termination of Franchise Agreement; New Franchise Agreement	25
8.8	Failure of Condition	25

Article IX Conditions Precedent to Seller’s Obligations at Closing		26
9.1	Representations and Warranties	26
9.2	Buyer Deliveries	26
9.3	Covenants of Buyer	26
9.4	Termination of Franchise Agreement; New Franchise Agreement	26
9.5	Failure of Condition	26

Article X Closing Deliveries		26
10.1	Deed	27
10.2	Bill of Sale	27
10.3	Assignment and Assumption Agreement	27
10.4	FIRPTA Certificate	27
10.5	Possession; Books and Records, Keys	27
10.6	Purchase Price	27
10.7	Title Affidavit	27
10.8	Seller Authority	27
10.9	Seller’s Certificate	27
10.10	Buyer’s Certificate	28
10.11	Vehicle Bills of Sale	28
10.12	Closing Statement	28

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10.13	Estoppel Certificates	28
10.14	Terminations of Management Agreement and Operating Lease	28
10.15	Termination of Franchise Agreement	28
10.16	Terminations of Excluded and Non-Assignable Contracts and Equipment Leases	28
10.17	Interim Liquor Agreement	28
10.18	Other Documents	28

Article XI Default		29
11.1	Buyer’s Default	29
11.2	Seller’s Default	29

Article XII Survival; Indemnification Obligations; Additional Obligations; As-Is; Franchise		30
12.1	Generally	30
12.2	Survival and Limitations	30
12.3	Agreement to Indemnify	31
12.4	Notice and Cooperation on Indemnification	31
12.5	Liquor License	32
12.6	PROPERTY SOLD “AS IS”	32
12.7	LIMITATION ON REPRESENTATIONS AND WARRANTIES	33
12.8	New Franchise Agreement	35
12.9	Hotel Employees	36

Article XIII Casualty or Condemnation		37
13.1	Notice to Buyer	37
13.2	Risk	38

Article XIV Apportionments		38
14.1	Apportionments	38
14.2	Room Revenue; Receivables and Payables and Inventory	39
14.3	Food and Beverage Revenue; Vending Machine Revenue	39
14.4	Guests’ Property	40
14.5	Gift Shop Operations	40
14.6	Employee Compensation	40
14.7	Inventories	40
14.8	Taxes	40
14.9	Utility Charges	41
14.10	Bookings and Vouchers	41
14.11	Cash	41
14.12	Accounting	41

Article XV Miscellaneous		41
15.1	Assignment	41
15.2	Applicable Law	42
15.3	Headings; Exhibits	42
15.4	Notices	42
15.5	Waiver	43

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15.6	Partial Invalidity	43
15.7	Entire Agreement	43
15.8	Time is of the Essence	43
15.9	Waiver of Jury Trial	43
15.10	Counterparts	43
15.11	Brokerage	43
15.12	Construction	44
15.13	Attorneys’ Fees	44
15.14	Confidentiality and Public Announcements	44
15.15	Time for Performance	45
15.16	Further Assurances	45
15.17	No Third-Party Beneficiaries	45
15.18	Section 1031 Exchanges	45
15.19	Updated Financials	45

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HOTEL PURCHASE AND SALE AGREEMENT

THIS HOTEL PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of June ___, 2015 (the “Effective Date”), by and between [Seller: ___________], a Delaware limited liability company (“Seller”) and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

WHEREAS, Seller is the owner of the Land (as hereinafter defined) on which is operated a ______-unit hotel commonly known as the [______________________] located at [_______________________] (the “Hotel”) and the other Property (as hereinafter defined); and,

WHEREAS, Buyer desires to acquire the Property from Seller for the purchase price of [Purchase Price: _______________________ and No/100 Dollars] ([Purchase Price $: $_______________________]) (“Purchase Price”) and Seller desires to sell and convey the Property to Buyer for the Purchase Price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

Article I
Deadlines and Definitions

1.1           Deadlines. Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Closing Deadline” shall mean 3:00 p.m. local Atlanta, Georgia time on or before [_________________] [NTD: TO BE DETERMINED BY DESIGNATED TRANCHE], subject to extension in accordance with the terms hereof and/or the Side Letter.

“Due Diligence Deadline” shall mean 5:00 p.m. local Atlanta, Georgia time on the date which is the earlier of (i) thirty (30) Business Days after the Effective Date and (ii) July 15, 2015.

1.2           Definitions. In addition, wherever used in this Agreement, the terms set forth on Schedule A shall have the meanings set forth on Schedule A.

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Article II
Purchase and Sale

Seller agrees to convey, transfer and assign, and Buyer agrees to acquire, accept and assume the following, on the terms, conditions and provisions set forth in this Agreement:

2.1           Land; Improvements. All of the fee simple interests in those certain tracts or parcels of land more particularly described on Exhibit A and attached hereto, together with all strips and gores, rights of way, privileges and appurtenances pertaining thereto, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the land to the center line thereof, all water and mineral rights, entitlements, development rights and all easements, rights and other interests appurtenant thereto (collectively, the “Land”). All real property improvements to the Land, including, but not limited to, all buildings and structures, paving, landscaping, lighting and signs located on the Land, and all mechanical, heating, air conditioning, plumbing, electrical and ventilating systems and all other fixtures and equipment servicing the Land and which constitute real property under applicable Laws (collectively, the “Improvements”). The Land and the Improvements are sometimes referred to hereinafter together as the “Real Property.”

2.2           Personal Property. The following personalty of Seller (collectively the “Personal Property”): (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, wall and window coverings, window treatments, artwork, appliances, kitchen, restaurant and bar equipment, devices, engines, telephone and other communications equipment, televisions and other video equipment, lighting all other equipment and tangible personal property located or to be located in the Hotel (the “FF&E”), (b) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts and used in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion and replacement prior to the Closing Date as provided for in accordance with Section 7.1 of this Agreement (the “Fixed Asset Supplies”); (c) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise and retail goods intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items, whether in opened or unopened containers (the “Inventories”), provided, however, that to the extent that any applicable Law prohibits the transfer of alcoholic beverages from Seller to Buyer, such beverages shall not be considered a part of Inventories but subject to Section 12.5; and (d) to the extent in Seller’s possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications, if any, related to the Hotel, together with all books and records related to the Hotel, but excluding the Excluded Property (as hereinafter defined).

2.3           Contracts, Equipment Leases, and Space Leases. All written service, maintenance, equipment leases, licensing, concession, and other contracts or agreements related to the ownership, maintenance or operation of the Hotel which are held by Seller or by an Affiliate of Seller or by Operating Tenant or by Hotel Manager or an Affiliate of Hotel Manager on behalf of Seller in connection with the Hotel, but excluding the Operating Lease, Management Agreement and Franchise Agreement (the “Contracts”) which Contracts are identified on Exhibit 4.6 (but with no representation by Seller that all Contracts are identified thereon) [NTD: FOR MONTEREY ONLY:, the Labor Agreement, including any pension plan established thereunder]; all leases, and any amendments thereto, of personal property located at, or used in the operation of, the Hotel which are held by Seller or by an Affiliate of Seller or by Hotel Manager or an Affiliate of Hotel Manager on behalf of Seller in connection with the Hotel (the “Equipment Leases”); and, if any, all leases, and other occupancy agreements, which provide for the use or occupancy of space or facilities on or relating to the Hotel, including, without limitation, for antenna sites and related equipment as identified on Exhibit 4.9 and all guaranties thereof, (the “Space Leases”), all as in effect as of the Effective Date or entered into subsequent to the Effective Date in conformity with the provisions of this Agreement.

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2.4           Bookings. All bookings, reservations, commitments or other agreements for guest, conference and banquet rooms or other facilities at the Hotel (the “Bookings”) as of the Closing Date, together with all deposits held by Seller with respect thereto.

2.5           Intangible Hotel Assets; Computer Systems. To the extent assignable, all rights of Seller or Operating Tenant to electronic files, data and information, software licenses, internet domain names, URLs and websites, telephone and facsimile numbers, customer and supplier lists and files, goodwill of Seller related to the Hotel, trademarks, servicemarks, logos, Permits, any unexpired guaranties or warranties, signage rights, and other items of intangible personal property relating to the ownership or operation of the Hotel and owned by Seller or Operating Tenant (the “Intangible Hotel Assets”), and all assignable rights of Seller or Operating Tenant to any computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software (subject to the terms of the applicable license agreement) used at the Hotel (the “Computer Systems”; together with, the Hotel, Real Property, Personal Property, Contracts, Equipment Leases, Space Leases, Bookings and Intangible Hotel Assets are collectively, the “Property”).

2.6           Excluded Property. Notwithstanding anything to the contrary set forth in Sections 2.1 – 2.5 above, the property, assets, rights and interests set forth below (the “Excluded Property”) shall not be transferred, assigned or conveyed to Buyer, and shall be excluded from the Property:

(a)          Cash. Except as otherwise expressly provided herein, all cash on deposit in any house bank, operating account or other account or reserve (including, without limitation, any seasonal reserves and FF&E reserves), maintained in connection with the Hotel, together with any and all credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing;

(b)          Accounts Receivable. All Accounts Receivable, other than the Guest Ledger;

(c)          Third-Party Property. Any and all fixtures, personal property or intellectual property owned by or proprietary to (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Contracts, (iii) the tenants under any Space Leases, (iv) any Hotel Employee, (v) any guest or customer of the Hotel, (vi) Hotel Manager and (vii) Franchisor pursuant to the Franchise Agreement;

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(d)          Hotel Guest Data. Hotel Guest Data and Information in any database maintained by Franchisor or its Affiliates. Notwithstanding the foregoing, it is contemplated that after Closing the Hotel Guest Data and Information will continue to be utilized in the operation of the Hotel pursuant to and subject to the terms of any New Franchise Agreement with respect to the Hotel;

(e)          Confidential Materials and Personnel Files. All Confidential Materials and personnel files for Hotel Employees; and

(f)          National/Regional Contracts. Master service agreements pursuant to which goods, services, licenses or other items are provided to other hotels which are operated by Hotel Manager (or its affiliates), in addition to the Hotel shall be terminated by Hotel Manager at Closing with respect to the Hotel as such agreements are identified on Exhibit 4.6, at Seller’s cost and expense without any obligation to replace the property subject thereto, if any.

(g)          Other Contracts. Any terminable Contract and Equipment Lease which Buyer elects not to assume by notice to Seller given on or prior to the Due Diligence Deadline, which Contracts and Equipment Leases Seller shall terminate at or prior to Closing. The cost to terminate any such Contract or Equipment Lease shall be split between Seller and Buyer, subject to the limitations in the Side Letter. In the event that a Contract or Equipment Lease is not terminable in accordance with its terms and Buyer requests that such Contract or Equipment Lease be terminated, Seller will use commercially reasonable efforts to negotiate a mutually agreeable fee in order to effectuate a termination and any such fee will be split between Seller and Buyer, subject to the limitations in the Side Letter.

2.7           Certain Property Owned by Operating Tenant. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (a) prior to the Effective Date, Seller entered into an Operating Lease with Operating Tenant, (b) Operating Tenant, rather than (or in addition to) Seller may have rights, title and interests in and to some of the Property (the “Operating Tenant Owned Property”), (c) Seller shall cause Operating Tenant to transfer all of its right, title and interest in and to such Operating Tenant Owned Property to Buyer at the Closing and (d) Operating Tenant shall have no liability for or as a result of any default or breach by Seller of any of Seller’s representations, warranties and/or obligations hereunder.

Article III
Purchase Price

3.1           Purchase Price. The Purchase Price, subject to the prorations and credits set forth herein, shall be due and payable as follows:

(a)          Deposit. Within three (3) Business Days after the Effective Date, Buyer shall make the Initial Deposit, in immediately available funds, with Escrow Agent. If Buyer does not deliver the Initial Deposit to the Escrow Agent within three (3) Business Days following the Effective Date, Seller shall have the right to Terminate this Agreement by giving written notice to Buyer, and neither party shall thereafter have any further liability to the other under this Agreement except as otherwise specifically provided herein. In addition, no later than two (2) Business Days after the Due Diligence Deadline (unless this Agreement is sooner Terminated in accordance with the terms hereof), Buyer shall make the Second Deposit, in immediately available funds, with Escrow Agent. Upon Closing, the Deposit shall be applied to the Purchase Price. If Buyer Terminates this Agreement on or before the Due Diligence Deadline or Buyer otherwise terminates this Agreement in accordance with any right to terminate expressly granted to Buyer by the terms of this Agreement, then Escrow Agent shall promptly return the Initial Deposit, and the Second Deposit, as applicable, to Buyer. Except as expressly otherwise set forth herein, after the Due Diligence Deadline, the Deposit shall be non-refundable to Buyer, but shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the escrow instructions executed by Seller, Buyer and Escrow Agent (the “Escrow Instructions”) substantially in the form attached hereto as Exhibit B.

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(b)          Remainder of Purchase Price. At Closing, Buyer shall pay to Escrow Agent, to be released to Seller at the Closing, an amount equal to the difference between (i) the Purchase Price, and (ii) the amount of the Deposit previously or simultaneously paid to Seller by Escrow Agent, subject to the credits, prorations and adjustments set forth herein, in immediately available funds by federal reserve bank wire transfer to such account and bank as Escrow Agent shall designate in writing to Buyer on or prior to Closing.

3.2           Allocation of Purchase Price. Seller and Buyer shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of the Purchase Price among the Hotel, the Personal Property and other customary items either party hereto may request to be allocated (the “Allocation”), and if agreed upon such Allocation shall be deemed attached hereto as Exhibit 3.2. If, after good faith negotiations, the Allocation cannot be agreed upon prior to the Closing Date, each party may use its own determination and bear any consequences related thereto and the allocation of the party responsible for payment of transfer taxes pursuant to and in accordance with Section 6.2 shall be utilized in calculating transfer, sales and similar taxes and related filings under this Agreement. If the parties are able to agree upon an Allocation, Seller and Buyer agree to (i) be bound by the Allocation, and (ii) act in accordance with the Allocation and cooperate in the preparation of financial statements and filing of all tax returns.

Article IV
Seller’s Representations, Warranties and Covenants

In order to induce Buyer to enter into this Agreement and to consummate the Transaction contemplated hereby, Seller represents and warrants to Buyer as of (i) the Effective Date and (ii) unless expressly related to an earlier date and subject to modifications expressly permitted by this Agreement, the Closing Date, as follows:

4.1           Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, is authorized to conduct the business in which it is now engaged, and is duly qualified and in good standing to conduct its business in the jurisdiction where the Hotel is located. [NTD: Noble I Atlanta OP Land Co, LLC is a Georgia entity]

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4.2           Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated hereby have been duly and validly authorized by all requisite limited liability company actions of Seller, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This Agreement and the closing documents, when executed and delivered by Seller, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and equitable principles affecting the rights of creditors generally.

4.3           No Violations or Defaults. The execution, delivery and performance of this Agreement and the closing documents and the consummation by Seller of the Transaction contemplated hereby will not (a) violate any Law or any order of any court or governmental authority with proper jurisdiction binding against Seller or its assets; (b) result in a breach or default under any provision of the organizational documents of Seller; (c) conflict with, breach, result in a default (or, to Seller’s knowledge, an event which with notice and passage of time or both would reasonably be expected to constitute a default) or violate any bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller and/or an Affiliate of Seller is a party or by which it, they or the Property is bound (except with respect to the termination of the Franchise Agreement on the terms and conditions provided for in this Agreement and any current mortgage or similar loan documents to be removed prior to or simultaneously with Closing); (d) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given; (e) require any consent, approval, order, waiver, authorization, registration or declaration to be obtained by Seller from, or require any notice or filing to be given by Seller to or made by Seller with, any governmental authority or other person that has not been obtained, given or made, or as of the Closing Date shall not have been obtained, given or made; or (f) result in or require the imposition of any lien, claim, or demand upon any of the Property. Notwithstanding the foregoing, Seller makes no representations or warranty (i) regarding the assignability of any particular Permit, Equipment Lease or Contract, or (ii) as to whether the consent or approval of any governmental authority (as to Permits) or any third parties (as to Equipment Leases and Contracts) is required for the assignment of such documents, provided, however, that, upon Buyer’s request, Seller shall use commercially reasonable efforts to obtain such assignments, consents and approvals.

4.4           Litigation. Except as set forth on Exhibit 4.4, as of the Effective Date, Seller has received no written notice of any litigation, investigations, action, arbitration or other proceedings that remain pending against Seller, Hotel Manager or Franchisor affecting any portion of the Property, nor does Seller have any knowledge that any such litigation, investigations, action, arbitration or other proceedings are pending or threatened.

4.5           Condemnation Actions. As of the Effective Date, there are no pending or, to Seller’s knowledge, threatened condemnation or eminent domain actions or proceedings with respect to the Property or any part thereof.

4.6           Contracts. All Material Contracts (which does not include the Operating Lease, Management Agreement, the Franchise Agreement, the Equipment Leases and the Space Leases), as of the Effective Date, are listed on Exhibit 4.6 attached hereto and there are no other Material Contracts related to the Property. To Seller’s knowledge, Seller has made available to Buyer prior to the Effective Date (or shall make available within five (5) Business Days of the Effective Date) true, complete and correct copies of each such Material Contract, except as expressly noted on Exhibit 4.6. All such Material Contracts are in writing, and to Seller’s knowledge are in full force and effect, and, to Seller’s knowledge, there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Material Contract, nor by any other party thereto. Neither Seller nor, to Seller’s knowledge, Hotel Manager has received or delivered written notice of a termination under any such Material Contract that has not been retracted.

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4.7           Equipment Leases. All Material Equipment Leases, as of the Effective Date, are listed on Exhibit 4.7 attached hereto and there are no other Material Equipment Leases related to the Property. To Seller’s knowledge, Seller has made available prior to the Effective Date (or shall make available within five (5) Business Days of the Effective Date) to Buyer true, complete and correct copies of all Material Equipment Leases, except as expressly noted on Exhibit 4.7. All such Material Equipment Leases are in writing, and to Seller’s knowledge are in full force and effect, and, to Seller’s knowledge, there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under any such Material Equipment Lease, nor by any other party thereto. Neither Seller nor, to Seller’s knowledge, Hotel Manager has received or delivered written notice of a termination under any Material Equipment Lease that has not been retracted.

4.8           Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than (i) the Management Agreement and (ii) the Franchise Agreement, and no other person or entity provides management services to the Property (except as disclosed in Contracts or as subcontracted by the Hotel Manager). Seller has made available prior to the Effective Date (or shall make available within five (5) Business Days of the Effective Date) to Buyer true, complete and correct copies of the Management Agreement and the Franchise Agreement. To Seller’s knowledge, as of the Effective Date, there are no defaults or events that with notice or the passage of time or both, would constitute a default by Seller under the Franchise Agreement, nor by any other party thereto. Seller has not received or delivered written notice of a termination under the Management Agreement or the Franchise Agreement that has not been retracted. Except as set forth on Exhibit 4.8 (which Exhibit shall include a copy of any such notice), as of the Effective Date, Seller has not received any written notice from Franchisor that the Hotel is not in compliance with Franchisor’s quality assurance or similar programs and has been placed in Franchisor’s “Yellow Zone” or “Red Zone” or similar Franchisor designation.

4.9           Space Leases. All Space Leases affecting all or any portion of the Property are listed on Exhibit 4.9 attached hereto and there are no other Space Leases related to the Property. To Seller’s knowledge, Seller has made available prior to the Effective Date (or shall make available within five (5) Business Days of the Effective Date) to Buyer true, complete and correct copies of the Space Leases, except as expressly set forth on Exhibit 4.9. All such Space Leases are in writing, and to Seller’s knowledge are in full force and effect and, to Seller’s knowledge, there are no material defaults or events that with notice or the passage of time or both, would constitute a material default by Seller under any such Space Leases, nor by any other party thereto. Neither Seller nor, to Seller’s knowledge, Hotel Manager has received or delivered written notice of a termination under any Space Lease that has not been retracted.

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4.10         Intentionally Omitted.

4.11         Permits. Neither Seller, nor to Seller’s knowledge, Hotel Manager has received any written notice from any applicable governmental authority, nor does Seller have any knowledge (i) of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the material licenses (including the Liquor License), permits, approvals and certificates issued by any governmental authority and used in the operation of the Hotel (the “Permits”), the loss of which would have a material adverse effect on the present use and occupancy of the Hotel, or (ii) that the Hotel lacks any material permits or licenses necessary for the present use and occupancy of the Hotel. To Seller’s knowledge, prior to the Effective Date (or shall make available within five (5) Business Days of the Effective Date) Seller has made available to Buyer a true, complete and correct copy of all material Permits and the Liquor License. To Seller’s knowledge, all material Permits, including the Liquor License, are in full force and effect. To Seller’s knowledge, no event has occurred that, with or without notice or the lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of any material Permits (but specifically excluding the consummation of the Transaction contemplated hereby). For the purpose of this Section 4.11, a “material” permit shall mean any Permit the loss of which would result in (A) a material adverse effect on Buyer obtaining a replacement to or transfer of such Permit upon the consummation of the Transaction contemplated herein or (B) an inability to operate the Hotel substantially as operated on the Effective Date, and shall include without limitation the Liquor License.

4.12         Insurance Policies. Attached hereto as Exhibit 4.12 are certificate(s) of insurance evidencing the insurance policies covering the Property (each, an “Insurance Policy”) as of the Effective Date. Seller has not received any written notice from any insurance company providing insurance pursuant to the Insurance Policies (i) that would reasonably be expected to materially and adversely affect the insurability of the Property, (ii) requiring the performance of work or alteration to the Property which has not been performed or (iii) irrevocably canceling any such Insurance Policy.

4.13         Notices of Violations. Except as set forth on Exhibit 4.13, neither Seller nor, to Seller’s knowledge, Hotel Manager has received any written notice of any violation of Law that would have a material adverse effect on the operation of the Hotel that has not been cured prior to the Effective Date.

4.14         Purchase Options. Seller has not granted, nor is Seller subject to, any unsatisfied purchase options, rights of first offer, rights of first refusal or similar rights in favor of a third party applicable to the sale of the Hotel contemplated to Buyer.

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4.15         Labor and Employment Matters; ERISA. Seller does not employ or retain any persons (including independent contractors other than independent contractors hired pursuant to a Contract). Any employees and/or independent contractors (other than independent contractors hired pursuant to a Contract) of the Hotel and/or persons who provide services with respect to the Hotel are employed and/or retained, as the case may be, by the Hotel Manager under the Management Agreement. Neither Seller nor Hotel Manager is a party to any written employment agreements with respect to the Property that would be binding on Buyer after Closing. Neither Seller nor Hotel Manager is a party to, nor has been a party to any union or collective bargaining agreement with any labor organization with respect to the Hotel Employees. [NTD: FOR MONTEREY: The only collective bargaining agreement or union contract in effect for the Hotel is the Labor Agreement. Except for the Labor Agreement, the Fund and the Plan, neither the Hotel nor Seller is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.] To Seller’s knowledge, as of the Effective Date, there are no threatened in writing, existing or pending (i) organizing efforts; (ii) union representation petitions; (iii) labor strike, dispute, walkout, work stoppage, slow down or lockout. Neither Seller nor the Hotel Manager is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to Hotel Employees or any persons who provide services with respect to the Hotel. To Seller’s knowledge, neither Seller nor Hotel Manager have incurred any liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state and local Laws within the last six months which remain unsatisfied. [NTD: FOR MONTEREY: Other than the Plan and the Fund,] There are no (i) employee pension benefit plans subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412, 430 or 436 of the Code; (ii) "multiemployer plans" (as defined in Section 3(37) of ERISA); (iii) multiple employer plans as defined in Section 413(c) of the Code; or (iv) multiple employer welfare arrangements as defined in Section 3(40) of ERISA with respect to the Hotel or any Employees who performs services with respect to the Hotel. Seller has no obligation or liability (contingent or otherwise) with regard to any employee benefit plan covering Hotel Employees, including any such obligation or liability as a member of a controlled group or an affiliated service group (within the meaning of Code Section 414(b), 414(c) or 414(m)).

4.16         Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller.

4.17         OFAC; Money Laundering. Neither Seller nor any of its Affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the Transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

4.18         Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).

4.19         Taxes. All income, sales and use taxes, hotel/motel occupancy taxes, real and personal property taxes, employer withholding taxes and similar taxes that are due, have been paid in full or if due on or after the Closing Date will be paid in full (or will be provided for at the Closing pursuant to the provisions of Section 14.1 below), and all required reports and returns relating thereto have been, and will be, timely filed. There are no currently pending appeals or abatement proceedings or protest proceedings with respect to the real estate taxes affecting the Property. [NTD: ANY CURRENT APPEALS TO BE SCHEDULED]

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4.20         Intentionally Omitted.

4.21         Budgets. Attached hereto as Exhibit 4.21 are true, correct and complete copies of the 2015 operating budget and 2015 capital expenditure plan for the Hotel as of the Effective Date.

4.22         Financial Information. Seller has provided to Buyer all profit and loss statements and pertaining to the Hotel in Seller’s possession or control for three (3) full calendar years immediately preceding the Effective Date and any year-to-date profit and loss statements prepared for the Hotel for the current year. To Seller’s knowledge, such profit and loss statements have been prepared in accordance with generally accepted accounting principles consistently applied and accurately and fairly represent the financial condition and results of operations of Seller and the Hotel in all material respects as of the dates stated therein.

4.23         Intentionally Omitted.

4.24         Personal Property. Seller (or Operating Tenant) has good and marketable title to the Personal Property. As of the Closing Date, such Personal Property shall be free and clear of all liens other than relating to leasehold interests arising under the Equipment Leases.

4.25         Intentionally Omitted.

4.26         Environmental Matters. Except as set forth in the reports described in Exhibit 4.26 attached hereto, to Seller’s knowledge, Seller has not received a written notice from a governmental authority alleging a violation of any Environmental Law which has not been addressed and cured in accordance with Environmental Laws. “Environmental Laws” means all Laws relating to the injury to, or the pollution or protection of human health and safety or the environment.

4.27         Designated Persons. As used in this Agreement, the words “Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual knowledge of Adiyta Bhoopathy and Mark K. Rafuse, with obligation of due inquiry of the Hotel Manager and the general manager of the Hotel as to the accuracy of the representations and warranties of Seller as set forth in this Article IV; provided, however, there shall be no personal liability on the part of such person arising out of any representations or warranties made herein or otherwise.

4.28         Seller’s Representations and Warranties Deemed Modified.

(a)          Seller’s representations and warranties set forth in this Article IV (other than those set forth in Sections 4.14 [Purchase Options], 4.24 [Personal Property] and 15.11 [Brokerage]), shall be deemed modified, and provided that Seller has given written notice of same to Buyer in accordance with the applicable terms and provisions of this Agreement (and, for the avoidance of doubt, if no requirement for notice or time period for such notice is provided elsewhere in this Agreement, then written notice shall be given by Seller to Buyer within five (5) days of Seller obtaining knowledge of the occurrence of any of the following), to reflect the following: (i) any amendment or supplement to the Exhibits provided to Buyer in writing within five (5) days of the Effective Date, (ii) the amendment, expiration or termination of any Space Lease, Equipment Lease, Booking, or Contract, or the entering into of any new such agreement occurring in compliance with the terms of Section 7.1, in each case occurring on or after the Effective Date, (iii) changes to representations resulting from any actions or omissions of Seller which are expressly permitted under this Agreement, in each case occurring on or after the Effective Date, and (iv) changes to representations resulting from the acts or omissions of Buyer, and such modifications shall not affect the obligations of Buyer hereunder or render any representation or warranty of Seller untrue.

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(b)          If prior to the Closing, (A) Buyer has knowledge that any representation or warranty of Seller is inaccurate, untrue or incorrect and Buyer gives Seller notice thereof (Buyer agreeing to promptly give such notice), or (B) Seller shall notify Buyer that a representation or warranty made herein by Seller is untrue, inaccurate or incorrect, then Seller may, in its sole discretion, elect by notice to Buyer to adjourn the Closing for up to thirty (30) days in order to attempt to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such inaccurate, untrue or incorrect representation or warranty has a Property Material Adverse Effect, and (I) is not cured or corrected by Seller on or before the Closing Date (as the same may be adjourned as provided above) or (II) such inaccuracy or such Property Material Adverse Effect is not cured by an offset from the Purchase Price on or before the Closing Date (as the same may be adjourned as provided above) in such amount as is reasonably determined by Buyer and Seller to offset or cure the impact of such inaccuracy causing such Property Material Adverse Effect as aforesaid, then such inaccurate, untrue or incorrect representation or warranty shall constitute a failure of the conditions precedent to Buyer’s obligations as set forth in Section 8.1 and Buyer, as its sole remedy shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the Transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to Terminate this Agreement by notice given to Seller on or before the Closing Date, in which event, (i) the Deposit shall be returned to Buyer and Buyer shall have the right to reimbursement by Seller of Buyer’s Expenses as provided for in and subject to Section 11.2(b) and (ii) this Agreement shall be Terminated and neither party shall have any further rights, obligations or liabilities hereunder except as otherwise specifically provided herein. If Buyer fails to Terminate this Agreement as provided in this Section 4.28, Buyer shall be deemed to have waived any right or remedy by reason of such untrue, inaccurate or incorrect material representations or warranties, including, without limitation, any right to Terminate this Agreement pursuant to this Section 4.28, but expressly excluding any indemnification obligation of Seller pursuant to Section 12.3(a). For the avoidance of doubt, in the event that an untrue, inaccurate or incorrect representation or warranty exists, and Buyer nevertheless, pursuant to and in accordance with this Section 4.28, consummates the purchase of the Property, Buyer shall have the right to seek indemnification from Seller pursuant to Section 12.3(a). To the extent Buyer or the Property is subject to any claim or actual or potential liability after the Closing Date without regard to the Survival Period and such matter is covered by an insurance policy of Seller or Hotel Manager, Seller shall (and Seller shall cause Hotel Manager to) reasonably cooperate with Buyer in the pursuit and defense of such claim. The foregoing cooperation shall survive the Closing.

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(c)          For the purposes of this section, the term Buyer’s “knowledge” shall mean the actual, as distinguished from implied, imputed and constructive, knowledge of Jon Mehlman and Ed Hoganson after due inquiry of the employees, agents, representatives and attorneys that have provided any due diligence services or advice to Buyer in connection with the purchase of the Property, provided that in no event shall such persons have any personal liability, and Buyer shall be deemed to have “knowledge” of the following: (i) the contents of any documents, materials or written disclosures made to Buyer by or on behalf of Seller prior to the Closing, including without limitation all Exhibits to this Agreement, and (ii) all third party reports ordered and received by or on behalf of Buyer.

Article V
Buyer’s Representations, Warranties and Covenants

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to, and covenants with, Seller as follows:

5.1           Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, is authorized to conduct the business in which it is now engaged and Buyer (or its permitted assignee) is, or as of the Closing Date shall be, qualified to do business in the jurisdiction where the Hotel is located.

5.2           Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated hereby have been duly and validly authorized by all requisite actions of Buyer (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and equitable principles affecting the rights of creditors generally.

5.3           No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Buyer or any provision of the organizational documents of Buyer; (c) conflict with or result in a breach or constitute a default under any of the terms, conditions or provisions of any contract or agreement to which Buyer is a party or by which Buyer is bound; or (d) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

5.4           Litigation. As of the Effective Date, Buyer has received no written notice of any litigation, investigations, action, arbitration or other proceedings that remain pending against Buyer, nor does Buyer have any knowledge that any such litigation, investigations, action, arbitration or other proceedings are threatened or contemplated.

5.5           OFAC; Money Laundering. Neither Buyer nor any of its Affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Buyer is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

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Article VI
Closing

6.1           Closing. The time and place of Closing shall be on the Closing Deadline, through escrow with Escrow Agent, or on such alternative date or at such alternative location as may be mutually agreed upon by Seller and Buyer in writing. All of Seller and Buyer’s deliveries, the funds for payment of the Purchase Price and sufficient additional funds necessary for the parties to pay the costs contemplated by Section 6.2 shall be delivered in escrow to the Escrow Agent on or prior to the Closing Deadline, and there shall be no requirement that the parties attend a formal settlement. Wired funds must be received in the Escrow Agent's account prior to 3:00 p.m. local Atlanta, Georgia time on the Closing Date in order for Seller to receive the benefit of such funds. Accordingly, if funds are received after 3:00 p.m. local Atlanta, Georgia time on any day, they shall not be deemed received until the following Business Day. [NOTE: IF APPLICABLE: In the event Seller’s existing loan documents require the defeasance of Seller’s existing loan in connection with the conveyance of the Property, Buyer shall covenant and agree to use commercially reasonable efforts to cause any lender providing financing for its acquisition of the Property to deposit the Purchase Price into escrow one (1) Business Day prior to the scheduled Closing Date, provided, that, Seller is responsible for any and all costs associated therewith, including without limitation, additional interest payable by Buyer to its acquisition lender.] Seller, at no additional cost or liability to Seller, shall covenant and agree to use commercially reasonable efforts to cause its lender to assign its mortgage documents to Buyer’s lender upon request of Buyer.

6.2           Costs. Buyer shall pay the costs and expenses associated with the following: (a) all costs of Buyer’s due diligence, including fees due its consultants and attorneys, (b) all lenders’ fees related to any financing to be obtained by Buyer, and (c) the cost of the Survey. Seller shall pay the costs and expenses associated with the following: (i) the commission due Broker, (ii) all fees due its attorneys, and (iii) all costs incurred in connection with causing the Title Company to remove any Title Objections required to be removed by or otherwise cured by Seller. All other costs and expenses, including without limitation, (1) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (2) Escrow Agent’s escrow or closing charges, (3) all premiums and charges of the Title Company for the base Title Commitment and the Owner’s (and any mortgagee’s) base Title Policy and all endorsements thereto), and (4) all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer, shall be allocated in accordance with the schedule attached to the Side Letter. The obligations of the parties under this Section 6.2 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

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Article VII
Actions Pending Closing; Feasibility Period

7.1           Conduct of Business; Maintenance and Operation of Property. Between the Effective Date and the Closing Date, subject to the terms of the Management Agreement (provided, that, if the following are controlled by Hotel Manager, Seller shall use commercially reasonable efforts to cause Hotel Manager to comply with this Section 7.1 notwithstanding the right (or lack thereof) of Seller under the Management Agreement to approve or disapprove of or consent to any such item set forth below in this Section 7.1), Seller shall use commercially reasonable efforts to cause the Property to be operated, managed and maintained in the manner which is substantially similar to the manner it has been operated and maintained prior to the Effective Date, which undertaking includes, but is not limited to:

(a)          operate, maintain and repair in the ordinary course of business consistent with Seller’s and/or Hotel Manager’s past custom and practice, in an efficient manner, consistent with hotels of a comparable type (meaning the same brand or flag), size, class, age and construction operating in the same or comparable geographic area of the Hotel, taking into account the facts and circumstances in existence from time to time, and with respect to capital expenditures, pursuant to and in accordance with the 2015 capital expenditure plan;

(b)          (i) provide a level of employment at the Hotel sufficient for the normal operations of the Hotel as currently conducted, (ii) utilize its budgetary approval rights under the Management Agreement, if any, to limit any increase greater than 3% in aggregate compensation provided to Employees without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) and not less than fourteen (14) days prior to Closing, Seller will use commercially reasonable efforts to obtain from Hotel Manager an accurate description of the titles and primary work location of all Employees, together with the base salary, bonus opportunity (if applicable), and hire date;

(c)          Seller shall not enter into any union contracts or other agreements with any Employees at or relating to the Hotel which would be the responsibility of Buyer from and after the Closing Date without advance notice to, and the written consent of, Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and Seller shall use commercially reasonable efforts (subject to applicable Laws) to cause Hotel Manager to not enter any union contracts or other agreements with any Employees at or relating to the Hotel which would be the responsibility of Buyer from and after the Closing Date without advance notice to, and the written consent of, Buyer, which consent shall not be unreasonably withheld, conditioned or delayed;

(d)          accept, in the ordinary course of business, booking contracts for the use of the facilities of the Hotel;

(e)          keep, observe, and perform all material obligations under the Space Leases, the Contracts, the Equipment Leases, and all other applicable contractual arrangements relating to the Property and use commercially reasonable efforts to enforce the obligations of the applicable third parties thereunder;

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(f)          obtain and keep the FF&E, Fixed Asset Supplies and Inventories adequately stocked, substantially similar to the quantities Seller stocked the Property with prior to the Effective Date and, at Closing, in no event less than a minimum two and one half (2 ½) full turns of par levels of linens for each room at each Hotel, and with respect to Inventories, a minimum supply for each room plus supplies sufficient for an additional five (5) days (provided, however, a failure of the foregoing covenant at Closing shall not be a default hereunder but Buyer shall receive a credit at Closing in an amount reasonably determined by Buyer and Seller), and Seller shall not sell, pledge, or otherwise transfer, change the status title, or remove or permit to be removed any item of Personal Property, unless such removal is in connection with the replacement of such item by a comparable new item or would otherwise constitute operation in the normal course of business;

(g)          not, and, subject to the Management Agreement, will not permit Hotel Manager to enter into or otherwise amend or terminate any Space Leases, Material Equipment Leases, or Material Contracts (except as expressly required by the terms thereof) without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event Buyer fails to respond to Seller within three (3) Business Days after Buyer is notified of such proposed agreement, amendment or termination, such failure to respond shall be deemed to constitute Buyer’s approval of same. Notwithstanding the foregoing, Seller will be allowed at all times to (A) amend, extend or terminate Space Leases, Equipment Leases, and Contracts as expressly required by the terms thereof (provided Seller shall use commercially reasonable efforts to give Buyer at least five (5) Business Days prior notice), and (B) enter into new Space Leases, Equipment Leases or Contracts if they are either (I) not a Material Contract or Material Equipment Lease or (II) terminable by Buyer without any termination fee and upon not more than thirty (30) days’ notice;

(h)          maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with substantially the same limits of coverage now carried with respect to the Hotel. In addition, Seller shall use best efforts to (i) make available to Buyer copies of the Insurance Policies or to cause the Hotel Manager to abstract the material terms of the Insurance Policies at least three (3) Business Days prior to the Due Diligence Deadline and (ii) make its insurance brokers and consultants available to discuss with Buyer all insurance policies covering the Property in order to assist Buyer in implementing insurance coverage as of the Closing Date;

(i)          promptly notify Buyer of (i) any written notice received by Seller or, to Seller’s knowledge, Hotel Manager of any pending or threatened litigation or governmental proceeding affecting Seller or the Property (or any portion thereof) or (ii) any written notice received by Seller or Hotel Manager from any governmental authority regarding any violation (or alleged violation) against the Property (or any portion thereof), and Seller shall not engage in the commencement of any litigation, arbitration or governmental proceedings without Buyer’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (other than related to (i) the collection of receivables, (ii) insurance coverage or the recovery of insurance proceeds or (iii) the filing of a tax appeal pursuant to and in accordance with Section 14.8 which shall not require Buyer consent provided Seller shall give Buyer notice thereof);

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(j)          use commercially reasonable efforts to keep in full force and effect all Permits and licenses, including without limitation, the Liquor License;

(k)          subject to Article XIII, Seller shall not perform any material alterations to the Property without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except for ongoing improvements and renovations in the ordinary course of business in substantially the same manner as currently performed;

(l)          Seller shall not initiate, consent to, approve or acquiesce in any modification of any zoning restrictions or regulations with respect to the Property;

(m)          Promptly following receipt thereof, Seller shall provide Buyer with a copy of (i) all written notices of breach, default or termination delivered to Seller under the Franchise Agreement and written notices of violation of or non-compliance with Franchisor's quality assurance or similar program delivered to Seller under the Franchise Agreement, and (ii) all monthly profit and loss statements (in the format previously provided to Buyer) and STAR reports, provided by Hotel Manager to Seller, and, when available, the 2016 operating budget and capital expenditure plan;

(n)          Seller shall not voluntarily subject the Property to any liens, encumbrances, covenants or easements or other rights or claims which are not otherwise Required Cure Items without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event Buyer fails to respond to Seller within five (5) Business Days after Buyer is notified of such proposed matter, such failure to respond shall be deemed to constitute Buyer’s approval of same solely with respect to any request to enter into an easement or similar agreement necessary for the continued operation of the Property; and

(o)          at Seller’s sole cost and expense, cause the existing Management Agreement and Operating Lease to be terminated as of the Closing Date.

7.2           Title Insurance. (a) Promptly following the Effective Date, Buyer shall order a Title Commitment relating to the Hotel to be issued by the Title Company.

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(b)          Within seven (7) Business Days of receipt of the Title Commitment, but no later than July 8, 2015, Buyer shall notify Seller in writing of any Title Objections. No later than July 13, 2015, Seller shall notify Buyer (i) that it will, prior to the Closing Date, eliminate or remove, or cause the Title Company to delete, the Title Objections to which Buyer has objected or (ii) that it declines to eliminate or remove, or cause the Title Company to delete, specified or all Title Objections to which Buyer objected. If Seller elects not to remove, eliminate or cause to be deleted all Title Objections, or fails to timely provide such election, Buyer may Terminate this Agreement in its sole and absolute discretion and receive a return of the Deposit; provided, however, the failure of Buyer to Terminate this Agreement on or before the Due Diligence Deadline shall be deemed Buyer’s election not to Terminate this Agreement on account of such Title Objections that Seller has not agreed to eliminate or remove or cause the Title Company to delete and all such Title Objections shall be deemed Permitted Title Exceptions. If Seller agrees in writing to take the actions necessary to eliminate or remove, or cause the Title Company to delete any Title Objections, then such exceptions shall not be Permitted Title Exceptions and Seller shall cause such Title Objections to be removed, eliminated or deleted prior to or at Closing. If Buyer does not make a timely objection to an exception to title or if Buyer elects (or is deemed to have elected to) to accept any exceptions to which Buyer has previously objected, such exceptions shall be additional Permitted Title Exceptions. Notwithstanding the foregoing or anything herein to the contrary, it is expressly agreed by the parties that mortgages, deeds of trust, construction, mechanics’ or materialmen’s liens or other liens or charges evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) or any encumbrances created by or through or consented to by Seller or its agents after the effective date of the Title Commitment shall not be Permitted Title Exceptions and that it shall be Seller’s responsibility and obligation to remove or cause the Title Company to omit such liens or encumbrances (the “Required Cure Items”) in order to remove the same from the Title Policy. If the Title Company does not agree to remove or omit any Required Cure Items in the Title Policy, but another nationally recognized title insurance company is willing to issue the Title Policy without such Required Cure Item, the Seller shall have the right to obtain, and Buyer shall accept, a Title Policy from such other title insurance company which shall otherwise satisfy the requirements of this Section 7.2, in which case the term “Title Company” shall be deemed to refer to such other title insurance company for the Real Property insured by such Title Policy. Any incremental cost associated with obtaining such a Title Policy from such other title insurance company shall be borne and paid at Closing solely by Seller, notwithstanding the provisions of Section 6.2.

(c)          If any supplement or revision to the Title Commitment and/or Survey issued subsequent to the respective dates of the Title Commitment and the Survey contains exceptions to title or defects not shown in the original Title Commitment or the original Survey, as applicable, or previous endorsements or supplements thereto, and such additional Title Objections were not caused by Buyer or any person on behalf of Buyer, then Buyer shall be entitled to object to such exceptions by written notice of objection to Seller on or before the fifth (5th) Business Day after Buyer’s receipt of the supplement showing such exceptions. Seller shall have until five (5) Business Days from the receipt of Buyer’s notice of each such additional Title Objections that comply with the requirements of this Section 7.2(c) to remove or to remedy the conditions or defects resulting in such exceptions and to procure a supplement to the Title Commitment or the Survey, as applicable, removing such Title Objection or to agree in writing to cure such Title Objection(s) prior to Closing. If, despite Seller’s obligation to remove same, Seller is unable to provide for the removal of one or more of such additional Title Objections, within such five (5) Business Day period, then, at Buyer’s option, this Agreement may be Terminated upon written notice given by Buyer to Seller on or before the second (2nd) Business Day after such five (5) Business Day period. Upon delivery of such termination notice, this Agreement shall automatically Terminate and the parties shall be released from all further obligations under this Agreement (except for those which expressly survive Termination of this Agreement), provided that the Deposit shall be disbursed by Escrow Agent to Buyer; provided, further, if Buyer Terminates this Agreement because Seller is unwilling or unable to cure any Required Cure Item or other defect Seller otherwise had previously agreed to cure or remove, the same shall be treated as a default by Seller and Buyer shall have the right to avail itself of the remedies provided in, and subject to, Section 11.2. If Buyer shall have the right to, but does not, Terminate this Agreement in the manner set forth above in this Section 7.2(c), then Buyer shall be deemed to have waived its objection to all Title Objections referred to in Buyer’s notice of Title Objections relating to such supplement which shall not have been cured or which Seller elected not to cure prior to Closing, and this Agreement shall remain in full force and effect. Anything in this Agreement to the contrary notwithstanding, the Closing Date shall be extended to the fifth (5th) Business Day after the later of (x) Seller shall have cured Buyer’s Title Objection to such supplement and shall have delivered to Buyer a supplement to the Title Commitment or the Survey evidencing the same or (y) the expiration of Buyer’s right to Terminate this Agreement because of the lack of such a cure.

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7.3           Survey. Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost, to allow Buyer to order an ALTA as-built survey of the Real Property (or an update to Seller’s existing ALTA as-building survey of the Real Property) certified to Buyer and the Title Company by a land surveyor or professional engineer (the “Survey”).

7.4           Inspection; Due Diligence Period.

(a)          Buyer shall have the right, at its own risk, cost and expense and at any date or dates prior to Closing, to enter, or cause its agents or representatives to enter, upon the Property during normal business hours and upon reasonable prior notice to Seller, for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property. Representatives of Seller shall have the right to accompany Buyer or any Buyer representatives during each such visit. In addition, subject to the terms of this Agreement, Buyer may, at its own risk, cost and expense, conduct such architectural, environmental, economic and other studies of the Property as Buyer reasonably deems necessary. Notwithstanding the foregoing, Seller shall have the right to have a representative of Seller or Hotel Manager be present during any physical testing of the Property. Buyer shall conduct, and ensure that each of its agents, employees, contractors or representatives conduct, each such entry in a manner that does not interfere with the guests or tenants of the Hotel. Buyer shall not make any physical alterations to the Property or make any invasive tests without Seller’s prior written consent, which consent shall be in Seller’s sole discretion. Further, Buyer shall repair promptly any physical damage caused by its due diligence of the Property and shall promptly return such portions of the Hotel to the condition existing immediately prior to Buyer’s due diligence. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property or as required by applicable Law, Buyer shall not contact any governmental official or representative regarding hazardous materials on, or the environmental condition of, the Property, without Seller’s prior written consent thereto, which consent shall be in Seller’s sole discretion. Except for (i) discovery or identification of existing claims, damages, demands, penalties, causes of action, liabilities, or conditions (and except for any disclosure thereof required of Buyer under applicable Law), and (ii) any acts or omissions of Seller or its agents, Buyer shall indemnify and hold Seller harmless from any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs or expenses (including reasonable attorneys’ fees and other charges) arising out of or in any way related to personal injury (including death) or property damage, asserted by any person or entity relating to the acts or omissions of Buyer, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Hotel. The foregoing indemnity shall survive Closing or any Termination of this Agreement.

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(b)          Prior to such time as Buyer or any of Buyer’s representatives enter the Property, Buyer shall (i) have or obtain (or cause to be provided) policies of general liability insurance which insure Buyer and Buyer’s representatives with liability insurance limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage and name Seller and Hotel Manager as additional insureds, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies.

(c)          If, at any time prior to the Due Diligence Deadline, Buyer in its sole and absolute discretion gives Seller written notification (the “Termination Notice”) that Buyer elects not to consummate the purchase of the Property in accordance with the terms of this Agreement for any reason or no reason, this Agreement shall Terminate, whereupon the Deposit shall be immediately returned to Buyer and neither party shall have any further liability to the other under this Agreement except as otherwise specifically provided herein. In the event that the Termination Notice is not given by Buyer on or before the Due Diligence Deadline, Buyer be deemed to have elected to proceed hereunder, and this Agreement shall remain in full force and effect.

(d)          If requested in writing by Seller at any time prior to the Closing Date, Buyer shall use commercially reasonable efforts (subject to applicable confidentiality restrictions applicable to Buyer) to provide a copy to Seller of such requested studies, reports and assessments prepared by any third party for or on behalf of Buyer in connection with Buyer’s inspections, provided, however, Buyer will not be required to deliver or disclose any proprietary information prepared for Buyer (e.g., internal models, budgets and projections and renovation plans), provided further, however, Seller will keep all such studies confidential, will not disclose to any third party the existence or content of such studies and promptly upon request from Buyer, will destroy (and certify to Buyer such destruction) all such studies (and any copies thereof) promptly following termination of this Agreement. This provision shall survive the Termination of this Agreement.

(e)          Without limiting the generality of (and subject to) Section 15.14, and further subject to Section 7.4(a), prior to Closing, Buyer shall not, through its officers, employees, managers, contractors, consultants, agents, representatives, directly or indirectly, communicate with any governmental authority or any official, employee or representative thereof, involving any matter with respect to the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer and its representatives and consultants shall have the right, without any requirement to obtain the consent of Seller, to (i) contact authorities if necessary to complete its Phase I report and review building department, health department and other local governmental authority records with respect to the Real Property and the operation of the Hotel (including, without limitation, for the preparation of (and due diligence required therefor) zoning reports, property condition reports, environmental assessment reports and other customary due diligence), and (ii) after the Due Diligence Deadline, apply to the applicable governmental authority for any licenses and permits necessary or desirable for Buyer’s continued operation of the Hotel after the Closing. In addition, if Seller’s consent to any such governmental contacts is required hereunder, Buyer shall give Seller reasonably sufficient prior written notice of the intended contact and Seller shall have the right to have a representative present when Buyer or any of its representatives has any such contact with any governmental official or representative.

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(f)          Without limiting the generality of (and subject to) the provisions in Section 15.14, prior to Closing, Buyer shall not, through its officers, employees, managers, contractors, consultants, agents, representatives, directly or indirectly, communicate with any Hotel Employees or any person representing any Hotel Employees (except for the general manager of the Hotel) regarding any matter with respect to the Property, the Hotel Employees or this Agreement, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, if Seller’s consent to any such Hotel Employee contacts is required hereunder, Buyer shall give Seller reasonably sufficient prior written notice of the intended contact and Seller shall have the right to have a representative present when Buyer or any of its representatives has any such contact with any such Hotel Employees, and commencing ten (10) Business Days prior to Closing, Seller will cooperate to provide Buyer reasonable access to interview the Hotel Employees for future employment at the Hotel. Notwithstanding anything herein to the contrary, prior to Closing, in connection with any interviews with Seller’s personnel, agents or managers or Hotel Employees, Buyer shall refer to the potential transactions contemplated hereby as an investment in the Property and not a sale or acquisition of the Property (except in connection with any discussions with Franchisor).

(g)          To the extent Buyer reviews, is given access to or otherwise obtains any Hotel Guest Data and Information as part of the purchase of the Property, Buyer shall at all times comply in all material respects with all applicable Laws concerning (i) the privacy of such Hotel Guest Data and Information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Buyer’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such Hotel Guest Data and Information. This Section 7.4(g) shall survive the Closing or earlier termination of this Agreement.

Article VIII
Conditions Precedent to Buyer’s Obligations at Closing

The obligations of Buyer to make payment of the Purchase Price and other sums provided for herein and to consummate the Transaction contemplated hereby is subject to satisfaction in full of each of the following conditions (“Buyer’s Conditions”) on or before the Closing Date:

8.1           Representations and Warranties. Each of Seller’s representations and warranties (as the same may be deemed modified as provided in Section 4.28) shall be true, correct and complete (subject to modification or waiver as set forth in Section 4.28) in all material respects as if made on and as of the Closing Date (except to the extent they expressly relate to an earlier date), provided, however, this Buyer’s Condition shall not be failed if any inaccurate, untrue or incorrect representations and warranties would not have a Property Material Adverse Effect subject to and as more particularly set forth in Section 4.28(b), and, further provided, that, if and to the extent that the Hotel receives any written notice from Franchisor after the Effective Date that the Hotel is not in compliance with Franchisor’s quality assurance program or is placed in Franchisor’s “Yellow Zone” or “Red Zone” or similar Franchisor designation, such notice and non-compliance shall not constitute a breach of the representation and warranty set forth in Section 4.8 provided Seller has provided copies of any such notices in accordance with Section 7.1(m).

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8.2           Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

8.3           Title. Seller shall have performed all actions required of Seller pursuant to Section 7.2, and Title Company shall be irrevocably committed to issue to Buyer the Title Policy upon payment of the premiums therefor and delivery of the documents specified in Article X hereof.

8.4           Seller Deliveries. Seller shall have delivered all of the documents and made all of the deliveries required from it pursuant to Article X hereof.

8.5           No Injunction. No action, suit or other proceeding shall be pending which shall have been brought by any person (other than the parties hereto and their Affiliates) (i) to restrain, prohibit or change in any material respect the Transaction contemplated hereby or (ii) seeking material damages with respect to the Transaction contemplated hereby.

8.6           Termination of Management Agreement and Operating Lease. The Management Agreement between Seller and Hotel Manager and the Operating Lease between Seller and Operating Tenant shall be terminated without cost to Buyer.

8.7           Termination of Franchise Agreement; New Franchise Agreement. Buyer, at its own cost and expense, shall have entered into the New Franchise Agreement pursuant to and in accordance with Section 12.8. Provided Buyer has entered into the New Franchise Agreement, Seller, at its own cost and expense, shall have entered into a termination of the Franchise Agreement pursuant to Franchisor’s standard form (subject to any changes agreed to by Seller and Franchisor based on Seller’s or its Affiliates prior dealings).

8.8           Failure of Condition. Buyer’s Conditions are solely for the benefit of Buyer and may be waived only by Buyer. Any such waiver or waivers of any of Buyer’s Conditions shall be in writing and shall be delivered to Seller. Buyer shall not act or fail to act for the purpose or with the intention of permitting or causing any of Buyer’s Conditions to fail. If any of Buyer’s Conditions is not satisfied or has not been so waived by Buyer on or prior to the Closing Date, Buyer shall have the right to (i) Terminate this Agreement by written notice to Seller (and receive a return of the entire Deposit); (ii) if such failure is caused by Seller, extend the Closing Date for up to ten (10) days to allow time for Seller to cure or satisfy such condition; or (iii) if such failure arises from Seller’s breach of this Agreement or a failure to fulfill any of the Buyer’s Conditions enumerated in, Section 8.1 or 8.2, or Sections 8.3, 8.4, 8.6 and 8.7 due to an act or omission of Seller and as a consequence thereof Buyer elects to Terminate this Agreement, avail itself of any remedies provided in Section 11.2 (for the avoidance of doubt, if a representation or warranty of Seller is untrue when made or as of the Closing but was not known to be untrue by Seller or such untruth or inaccuracy was not intentionally, knowingly made by Seller, or if a representation or warranty of Seller becomes untrue prior to Closing due to changes in circumstances not in the control of Seller or not affirmatively and intentionally caused by Seller, neither such circumstance shall be deemed a breach of this Agreement). Notwithstanding the foregoing, nothing in this Section 8.8 shall affect Seller’s right to extend the Closing Date in accordance with Section 4.28 hereof.

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Article IX
Conditions Precedent to Seller’s Obligations at Closing

The obligation of Seller to consummate the Transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions (“Seller’s Conditions”) on or before the Closing Date:

9.1           Representations and Warranties. Each of Buyer’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly related to an earlier date.

9.2           Buyer Deliveries. Buyer shall have delivered all of the documents and made all of the deliveries required from it pursuant to Article X hereof.

9.3           Covenants of Buyer. Buyer shall have performed and complied with all material covenants and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

9.4           Termination of Franchise Agreement; New Franchise Agreement. Seller, at its own cost and expense, shall have entered into a termination of the Franchise Agreement pursuant to Franchisor’s standard form (subject to any changes agreed to by Seller and Franchisor based on Seller’s or its Affiliates prior dealings). Buyer, at its own cost and expense, shall have entered into the New Franchise Agreement pursuant to and in accordance with Section 12.8.

9.5           Failure of Condition. Seller’s Conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers of any of Seller’s Conditions shall be in writing and shall be delivered to Buyer. Seller shall not act or fail to act for the purpose or with the intention of permitting or causing any of Seller’s Conditions to fail. If any of Seller’s Conditions is not satisfied or has not been so waived by notice to Buyer on or prior to the Closing Date, Seller shall have the right to (i) Terminate this Agreement without liability to Buyer by written notice to Buyer describing the condition or conditions that have not been satisfied or waived (whereupon Escrow Agent shall return the Deposit to Buyer, subject to Section 11.1), or (ii) if such failure arises from Buyer’s breach of this Agreement, avail itself of any remedies provided in Section 11.1.

Article X
Closing Deliveries

Prior to Closing, the parties shall make the following deliveries into escrow with Escrow Agent subject to separate escrow instruction letters between such parties and Escrow Agent, and, at the Closing, the parties shall authorize and instruct Escrow Agent to release and record all such deliveries to the appropriate parties:

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10.1         Deed. Seller shall deliver a special or limited warranty deed substantially in the form set forth on Exhibit C attached hereto (the “Deed”), dated as of the Closing Date, conveying to Buyer fee simple interest in the Real Property, subject only to the Permitted Title Exceptions.

10.2         Bill of Sale. Seller and Buyer shall each deliver two (2) duly executed counterparts (one for each party) of a bill of sale substantially in the form set forth on Exhibit D attached hereto (the “Bill of Sale”), dated as of the Closing Date, conveying to Buyer the Personal Property.

10.3         Assignment and Assumption Agreement. Seller and Buyer shall each deliver two (2) duly executed counterparts (one for each party) of an assignment and assumption agreement substantially in the form set forth on Exhibit E attached hereto (the “Assignment and Assumption Agreement”), dated as of the Closing Date, assigning, all of Seller's right, title and interest in and to the Contracts, Equipment Leases, Space Leases, Bookings and Intangible Hotel Assets.

10.4         FIRPTA Certificate. Seller shall deliver a certificate, dated as of the Closing Date, to establish that Seller is not a foreign person for the purposes of the Foreign Investment in Real Property Tax Act.

10.5         Possession; Books and Records, Keys. Seller shall deliver possession of the Property to Buyer, together with all books and records in Seller’s possession other than Excluded Property, in accordance with and subject to any privacy Laws or regulations, necessary or desirable for the operation of the Hotel and all keys and security codes, including, without limitation, keys and security codes for all security systems, rooms and offices.

10.6         Purchase Price. Buyer shall deliver the balance of the Purchase Price (as adjusted for prorations, costs and otherwise as provided for in this Agreement) payable in the manner provided for in this Agreement.

10.7         Title Affidavit. Seller shall deliver an affidavit to the Title Company in the form attached hereto as Exhibit F relating to certain title matters.

10.8         Seller Authority. Seller shall deliver evidence of organization, existence and authority of Seller to consummate the transactions contemplated hereunder, and the authority of any person executing documents on behalf of such entity reasonably satisfactory to the Title Company and Buyer.

10.9         Seller’s Certificate. Seller shall deliver a certificate executed by Seller (the “Seller’s Certificate”) stating that each of the representations and warranties of Seller set forth in this Agreement are, as of the Closing Date, true, complete and correct in all material respects, subject to changes permitted in accordance with this Agreement and disclosed in such certificate.

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10.10         Buyer’s Certificate. Buyer shall deliver a certificate executed by Buyer (the “Buyer’s Certificate”) stating that each of the representations and warranties of Buyer set forth in this Agreement are, as of the Closing Date, true, complete and correct in all material respects.

10.11         Vehicle Bills of Sale. Seller shall deliver individual Bills of Sale, certificates, registrations, and transfer documents as are appropriate and as may be required by applicable Law in connection with the transfer of any vehicles which are a part of the Property and owned by Seller, together with the original certificates of title with respect to the same.

10.12         Closing Statement. Buyer and Seller shall deliver the closing statement executed by Seller and Buyer setting forth the prorations and adjustments to the Purchase Price to be made as set forth herein.

10.13         Estoppel Certificates.  Upon Buyer’s reasonable request, Seller shall use commercially reasonable efforts to obtain estoppel certificates, on Buyer’s standard form, from tenants under Space Leases, provided, that failure to deliver any such estoppel certificate shall not be deemed failure of Buyer’s Conditions.

10.14         Terminations of Management Agreement and Operating Lease.  Seller shall deliver evidence of the termination of the Management Agreement and Operating Lease in accordance with Section 8.6 hereof.

10.15         Termination of Franchise Agreement.  Provided Buyer has entered into the New Franchise Agreement, Seller shall deliver satisfactory evidence of the termination of the Franchise Agreement subject to and in accordance with Section 9.4 hereof.

10.16         Terminations of Excluded and Non-Assignable Contracts and Equipment Leases.  Seller shall deliver reasonably satisfactory evidence of the termination of any Contract or Equipment Lease which Buyer elects not to assume pursuant to Section 2.6(g) hereof, provided, that failure to deliver any such evidence shall not be deemed failure of Buyer’s Conditions.

10.17         Interim Liquor Agreement. Seller shall (or to the extent that Seller is not the holder of the Liquor License, shall cause such applicable party to) and Buyer shall deliver two (2) duly executed counterparts (one for each party) of the Interim Liquor Agreement pursuant and subject to Section 12.5, dated as of the Closing Date.

10.18         Other Documents. Seller and Buyer shall deliver such other documents, instruments and affidavits as may be reasonably requested by Seller, Buyer and/or the Title Company to effectuate the Transaction contemplated by this Agreement, including, without limitation, any and all transfer tax forms and other notices, affidavits or deliverables (including escrows) required by the jurisdiction in which the Hotel is located.

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Article XI
Default

11.1         Buyer’s Default. If Buyer defaults in performing its obligations under this Agreement in any material respect and the Closing does not occur as a result thereof, then for so long thereafter as such default continues uncured, Seller, as its sole and exclusive remedy for any such default, shall be entitled to Terminate this Agreement by giving Buyer written notice to such effect, and receive the Deposit as liquidated damages for Buyer’s default and enforce any obligation of Buyer that, pursuant to the terms of this Agreement, specifically survives the Termination of this Agreement. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

11.2         Seller’s Default. Except as set forth in the Side Letter, if Seller defaults in performing its obligations under this Agreement in any material respect prior to Closing and fails to cure the same within five (5) Business Days after receipt of written notice thereof from Buyer, then Buyer shall have the right to exercise any one of the following as Buyer’s sole and exclusive remedy:

(a)          proceed to Closing without any reduction in or set-off against the Purchase Price, in which case Buyer shall be deemed to have waived Seller’s default in performing its obligations and covenants under this Agreement or Seller’s incorrect representations and warranties; or

(b)          Terminate this Agreement by giving Seller written notice of such election prior to the consummation of the Closing whereupon (i) Escrow Agent shall promptly return the Deposit to Buyer, (ii) Seller shall reimburse Buyer, upon receipt by Seller of reasonable evidence thereof, for its out-of-pocket third-party expenses related to the Transaction contemplated by this Agreement (not to exceed 0.75% of the Purchase Price) (“Buyer’s Expenses”), (iii) neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive Termination; or

(c)          seek specific performance on the part of Seller under the terms of this Agreement; provided such action seeking specific performance is initiated in a court of competent jurisdiction within sixty (60) days after the scheduled Closing Date. Failure to file a suit for specific performance within such sixty (60) day period shall be deemed a waiver of such remedy as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

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Article XII
Survival; Indemnification Obligations; Additional Obligations; As-Is; Franchise

12.1         Generally. Except as otherwise expressly provided herein or related to any claims for indemnification, the respective representations, warranties, obligations, covenants and agreements of Seller and Buyer contained herein shall survive the Closing for two hundred seventy (270) days.

12.2         Survival and Limitations. Except as otherwise expressly provided herein, any claims for breach of the representations, warranties, covenants and claims under the indemnities of Seller contained herein shall be made within two hundred seventy (270) days following the Closing Date (the “Survival Period”), otherwise they shall irrevocably be deemed to have been waived by Buyer. Notwithstanding the foregoing or anything to the contrary herein, Seller acknowledges and agrees that the resolution of such claim may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any claim of which Seller receives notice before the expiration of the Survival Period. Seller shall have no liability to Buyer for any breach of such representations, warranties, covenants or under any indemnities of Seller contained herein (other than as set forth below in the penultimate sentence of this Section 12.2) unless and until Buyer’s actual out-of-pocket loss from such breach and/or under such indemnities (or aggregate losses from all such breaches and/or under such indemnities) exceeds $50,000 (at which point Seller shall be liable for the full amount of the damages, including the $50,000); and provided further, that in no event shall Seller’s aggregate liability to Buyer for all such breaches and/or under such indemnities (other than as set forth below in the penultimate sentence of this Section 12.2) exceed two percent (2%) of the Purchase Price. Buyer hereby acknowledges and agrees that if the Closing occurs under this Agreement, then Buyer's remedies set forth in this Article XII, and subject in all events to the limitations and restrictions set forth herein, shall be Buyer's sole and exclusive remedy against Seller (or any Affiliate of Seller) for any breach or default or alleged breach or default by Seller (or any Affiliate of Seller) or claim for indemnification against Seller (or any Affiliate of Seller) under this Agreement or in connection with any matter related to the Transaction, and that in no event shall Buyer have the right to initiate any other action or remedy against Seller (or any Affiliate of Seller) in connection this Agreement or in connection with any matter related to the Transaction, including, without limitation any claim for rescission of its acquisition of the Property. Except as set forth in the Side Letter, each party hereto hereby waives its rights to recover from the other party indirect, punitive, exemplary, and speculative damages. For the avoidance of doubt, the Survival Period and the foregoing 2% liability cap and $50,000 basket shall not apply to any breach by Seller of the representations and warranties set forth in Section 15.11, any breach by Seller of any post-Closing covenant or agreement set forth in Section 4.28(b), Section 6.2, Section 15.13, Section 15.14, Section 15.19 or any Closing adjustments or prorations to be made pursuant to Article XIV of this Agreement. This Section 12.2 shall survive Closing or Termination of this Agreement.

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12.3         Agreement to Indemnify.

(a)          Subject to the waivers, acknowledgments, agreements and releases by Buyer set forth Sections 4.28, 7.4(a), 12.2, 12.6, 12.7, 12.9(a)-(d) and Sections 15.11 and 15.14 of this Agreement Seller shall, and does hereby, indemnify, defend and hold Buyer Indemnitees (as hereinafter defined) harmless from, against and in respect to: (i) actions or claims relating to damage to property or injury to or death of any person which occurs prior to the Closing, (ii) for any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof which occurs prior to the Closing, and (iii) the business or operation of the Property at any time during Seller’s ownership period; provided, however, that this indemnity shall expressly exclude all liabilities with respect to the physical condition of the Property (regardless of whether such condition existed prior to or exists after the Closing Date), including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property, whether arising prior to or after the Closing.

(b)          Buyer shall, and does hereby, indemnify, defend and hold Seller Indemnitees (as hereinafter defined) harmless from, against and in respect to: (i) actions or claims relating to damage to property or injury to or death of any person which occurs from and after the Closing, (ii) for any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof which occurs from and after Closing, and (iii) the business or operation of the Property at any time during Buyer’s ownership period.

(c)          This Section 12.3 shall survive Closing (with such limitations as set forth in Section 12.2).

12.4         Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, the indemnifying party shall have an actual conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and it shall be at the indemnifying party’s expense subject to the reasonable approval of counsel by the indemnifying party; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel for the indemnified party. No indemnifying party shall be responsible for any obligation, loss, cost, expense or other liability to the extent that (a) the party entitled to indemnification failed to provide prompt notice thereof to the indemnifying party and (b) such obligation, loss, cost, expense or other liability could have been avoided if prompt notice had been given. This Section 12.4 shall survive Closing or Termination of this Agreement.

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12.5         Liquor License. Seller shall use commercially reasonable efforts (not to include by Seller the expenditure of any money or guaranty of any obligation) to cooperate with Buyer to cause the Liquor License to be issued or transferred and any other new licenses and permits to be issued to Buyer. If upon Closing the existing Liquor License has not been transferred to Buyer or Buyer’s nominee or a new Liquor License has not been issued to Buyer or Buyer’s nominee, then, subject to applicable Laws, Seller shall use reasonable efforts (not to include by Seller the expenditure of any money or guaranty of any obligation) to cause the holder of the existing Liquor License (the “Existing Permittee”) to enter into an interim liquor agreement in substantially the form attached hereto as Exhibit 12.5 (as modified in accordance with the requirements of applicable Law and custom in the jurisdiction where the Property is located) (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements in forms reasonably acceptable to Buyer and Seller, with Buyer or Buyer’s designee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at the Hotel after the Closing and before such time as an Affiliate or designee of Buyer (the “New Permittee”) obtains permits (the “New Liquor Permits”) relating to the sale and on-premises consumption of liquor and other alcoholic beverages to replace the Liquor License; provided, however, that (i) Buyer shall indemnify, defend and hold Seller and Existing Permittee harmless from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Buyer shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by Seller or Hotel Manager) naming Buyer and Seller and Existing Permittee as insureds thereunder, and (ii) the obligation of Seller to cooperate and keep open the liquor facilities of the Hotel shall terminate on a date to be mutually and in good faith determined by Seller and Buyer prior to the Due Diligence Deadline, or earlier, if Buyer obtains the New Liquor Permits at an earlier date. At such time after Closing as the New Liquor Permits are obtained, Existing Permittee or Seller, as applicable, will convey, at no additional costs, all alcoholic beverages to New Permittee by a conveyance document in form reasonably acceptable to Seller and Buyer and in accordance with the requirements of the [State: _________________] Liquor Control Board and all applicable Laws. This Section 12.5 shall survive the Closing.

12.6         PROPERTY SOLD “AS IS”. BUYER ACKNOWLEDGES AND AGREES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO ORDINARY WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

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12.7         LIMITATION ON REPRESENTATIONS AND WARRANTIES.

(A)         BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, NEITHER SELLER, HOTEL MANAGER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OF THE HOTEL, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (i) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (ii) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS OF THE HOTEL, (iii) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OF THE HOTEL WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (iv) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS, FINANCIAL AUDITS OF THE PROPERTY OR OTHER DATA OR INFORMATION SET FORTH IN ANY DUE DILIGENCE MATERIALS PROVIDED BY SELLER TO BUYER, OR (v) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS OF THE HOTEL.

(B)         BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING:

(i)          BUYER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS OF THE HOTEL AS OF THE DUE DILIGENCE DEADLINE, INCLUDING OBTAINING AND REVIEWING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS OF THE HOTEL;

(ii)         BUYER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS OF THE HOTEL AS OF THE DUE DILIGENCE DEADLINE AND ITS DEPOSIT OF THE SECOND DEPOSIT;

(iii)        BUYER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS OF THE HOTEL, ITS REVIEW OF ANY DUE DILIGENCE MATERIALS AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING; AND

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(iv)        BUYER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO BUYER BY SELLER (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS SUBMITTED BY SELLER TO BUYER), HOTEL MANAGER OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

(v)         Subject to those obligations of Seller in this Agreement which expressly survive the Closing and except as otherwise expressly set forth in this Agreement or any closing documents executed and delivered by Seller to Buyer at Closing, effective as of the Closing Date, Buyer (for itself and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (the “Buyer Indemnitees”)) does hereby forever release and discharge Seller, Hotel Manager and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (the “Seller Indemnitees”) from all liabilities arising or related to (i) the physical, environmental, governmental, economic or legal condition (including any construction defects, errors, omissions or other conditions, latent or otherwise), valuation, salability or utility of the Hotel, or its suitability for any purpose whatsoever or any claims based in whole or in part on any violation of, or arising with respect to any federal, state, or local statute, ordinance, rule, or regulation relating thereto, whether such condition existed prior to or exists after the Closing Date, and (ii) the inaccuracy of any information furnished by any Seller Indemnitee under or in connection with this Agreement. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known to Buyer, would materially affect Buyer’s release of Seller Indemnitees. Buyer specifically waives the provision of any statute or principal of law, which provides otherwise. In this connection and to the extent permitted by Law, Buyer agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to Buyer may have given or may hereafter give rise to liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller Indemnitees from an such unknown liabilities, except as to representations and warranties by Seller expressly set forth in this Agreement and any closing documents executed and delivered by Seller to Buyer at Closing.

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(c)          The terms and provisions of this Section 12.7 shall survive the Closing.

12.8         New Franchise Agreement.

(a)          It is the parties’ intention that Buyer will continue to operate the Hotel under the same brand as the Hotel is currently operated as of the Effective Date, and this Agreement has been negotiated and entered into based upon that expectation. Buyer shall within five (5) Business Days after the Due Diligence Deadline make application to Franchisor for Franchisor’s approval of the re-issuance of the Franchise Agreement to Buyer (such reissued Franchise Agreement, the “New Franchise Agreement”); provided, however, Seller acknowledges that Buyer may be required to submit additional documentation and/or satisfy additional requirements as requested by the Franchisor in connection with such application. Buyer will use its commercial reasonable efforts to obtain the New Franchise Agreement by Closing, and, upon request at any time, will keep Seller reasonably apprised of its efforts to obtain the New Franchise Agreement and respond promptly to all reasonable inquiries of Seller in this regard, supplying such information as Seller may reasonably request. Seller, at Buyer’s expense, agrees to reasonably cooperate (but without cost or expense to Seller) with Buyer in connection with Buyer’s obtaining the New Franchise Agreement. [NTD: TO BE INCLUDED IN SCHAUBURG PSA: In connection with the New Franchise Agreement, Buyer shall assume Seller’s (or its Affiliate’s) repayment obligation with respect to Key Money (as such term is defined in Franchise Agreement) pursuant to the Franchise Agreement and side letter dated April 8, 2008 between Seller and Franchisor, provided, that, Buyer shall not be liable for any Key Money due in connection with a termination of the Franchise Agreement and Seller be liable for any and all cost and expenses related to such termination as set forth in Section 9.4] Buyer hereby agrees to diligently and timely execute all documents and pay all application and other fees required by Franchisor in connection with obtaining the New Franchise Agreement for the continued operation of the Property pursuant to the New Franchise Agreement upon terms and conditions reasonably satisfactory to Buyer based on Buyer’s Affiliates' prior dealings, if any, with Franchisor (including, without limitation, a property improvement plan with which Buyer will agree to comply), which may be more or less favorable to Buyer than the Franchise Agreement currently in force and effect in respect of the Property.

(b)          No later than sixty (60) days after the earlier of (i) the filing by Buyer of the franchise application with Franchisor and (ii) five (5) Business Days after the Due Diligence Deadline, if and to the extent that Buyer and Franchisor agree on the terms of the New Franchise Agreement within such 60-day period, Buyer shall deliver a certification to Seller evidencing and acknowledging the satisfaction and waiver of the closing condition set forth in Section 8.7, subject solely to Franchisor’s execution and delivery of the New Franchise Agreement and any additional conditions imposed by Franchisor. Buyer shall use best efforts after the delivery of any such certification and prior to Closing to satisfy any such additional conditions so imposed by Franchisor. If Buyer and Franchisor have not agreed on the terms of the New Franchise Agreement within such 60-day period, Buyer shall have the right to terminate this Agreement by delivery of written notice to Seller and Escrow Agent whereupon the Deposit shall be immediately returned to Buyer and neither party shall have any further liability to the other under this Agreement except as otherwise specifically provided herein.

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12.9         Hotel Employees.

(a)          Seller shall, or shall cause Hotel Manager to, terminate or arrange for the termination of all Hotel Employees to be effective as of the Closing and shall, or shall cause Hotel Manager to, pay (i) to Hotel Employees all earned and vested wages, severance pay, bonuses, benefits and other compensation in accordance with Hotel Manager’s policies and (ii) all payroll taxes and other employment taxes that any Hotel Employee is owed through termination or as a result of such termination, pursuant to statute or contract.

(b)          Seller will indemnify, defend and hold Buyer harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Buyer after the Closing which involves any matter relating to a past or present Hotel Employee or any independent contractor providing services to the Hotel to the extent concerning acts or omissions occurring prior to the Closing (including, without limitation, any claims which have not yet been asserted by the Closing). Buyer will indemnify, defend and hold Seller and Hotel Manager harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Seller or Hotel Manager after the Closing which involves any matter relating to a past or present Hotel Employee who is hired by Buyer to the extent concerning acts or omissions occurring on or subsequent to the Closing. These indemnities apply, without limitation, to all forms of labor and/or employment claims under state, federal or local Law, whether brought in judicial, administrative or other proceedings, private or public.

(c)          In connection with the Closing, Buyer or Buyer’s manager shall retain or rehire a sufficient number of the Hotel Employees, for a sufficient period of time and on terms and conditions of employment and benefits necessary, so that the termination of employment of such Hotel Employees shall not trigger the application of the WARN Act or applicable state Laws with respect to employees regarding transfers of businesses. [NTD: FOR MONTEREY: For the Hotel Employees represented by the Union, such employment offers shall be on terms and conditions substantially similar to those that they had immediately prior to Closing and as required by the Labor Agreement and applicable Law]. Buyer agrees to indemnify Seller and hold Seller harmless from and against any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Seller or Hotel Manager under the WARN Act [NTD: FOR MONTEREY: , the Labor Agreement or applicable Law] resulting from the failure of Buyer or Buyer’s manager to retain or rehire Hotel Employees as required in the immediately prior sentence or termination by Buyer or Buyer’s manager of Hotel Employees at any time after the Closing Date.

(d)          Buyer agrees as to any rehired Hotel Employees to cause Buyer’s manager to provide participation in medical, health, and other benefit plans offered by its manager in accordance with the waiting periods of such plans and in no event longer waiting periods generally provided by such manager.  Buyer shall not be responsible for providing access to COBRA continuation coverage for the Hotel Employees resulting from Seller’s, or the Hotel Manager’s termination of the Hotel Employees under Section 12.9(a) above; provided however such COBRA coverage shall be at such Hotel Employees (if re-hired or not) sole cost and expense and Seller shall not be responsible for the cost and expense associated therewith. In such event, Buyer shall indemnify, defend and hold Seller, Hotel Manager and each of their Affiliates harmless from and against any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) arising in connection with such severance.

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(e)          Buyer shall (or shall cause its manager to) permit the rehired Hotel Employees that are eligible for any Seller or Hotel Manager employee plans maintained pursuant to Section 401(k) of the Tax Code as of the Closing to participate in one or more employee plans maintained by Buyer (or its manager) pursuant to Section 401(k) of the Tax Code (to the extent Buyer or its manager, as applicable, provides any such plan to its other employees) in accordance with the terms of such plans.

(f)          Seller and Buyer acknowledge and agree that nothing in this Agreement is intended to create a “joint employer” relationship between them with respect to any Hotel Employee.

(g)          No provision of this Agreement shall be deemed to constitute an amendment of any employee benefit plan or program of Buyer or Seller, nor shall this Agreement limit, in any way, the ability of Buyer or Seller to amend or terminate their respective employee benefit plans and programs at any time in their sole discretion. Nothing in this Agreement shall provide any individual any right to continued employment with Buyer, its manager, or any of their affiliates, or grant any individual with any third party beneficiary rights or inure to the benefit of or be enforceable by any Hotel Employee or any entity or person representing the interests of any Hotel Employee.

(h)          The provisions of this Section 12.9 shall survive the Closing.

Article XIII
Casualty or Condemnation

13.1         Notice to Buyer. If, prior to Closing, all of the Property, or any portion of or any interest in the Property shall be destroyed, damaged, subjected to a threat of condemnation, or shall become the subject of any proceedings, judicial, administrative, or otherwise, with respect to a taking by eminent domain or condemnation, Seller shall promptly notify Buyer thereof; provided, however, that Seller shall not be deemed to be in default under this Section 13.1 for failure to report minor incidents causing insignificant damage.

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13.2         Risk. If, prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Property, and for the purposes of this Section 13.2(i), “material” shall mean: (w) as a result of such condemnation, the Improvements must be materially reconfigured so as to affect at least ten percent (10%) of the guest rooms or square footage of the Hotel, (x) as a result of such condemnation, there is an interference (other than a temporary interference anticipated, in Buyer’s reasonable judgment, to last less than three (3) months) with the present use and operation of at least ten percent (10%) of the guest rooms or square footage of the Hotel, (y) as a result of such condemnation, the sole or any required or material means of legal ingress and/or egress from the Real Property to public roads is eliminated, with no comparable, convenient legal substitute ingress and/or egress being available, or (z) the outcome of which could reasonably result in the inability of Buyer to operate the Hotel as a “hotel” that rents guest rooms in a manner consistent with Seller’s past practices, or (ii) the Property is damaged by fire or other casualty, and (A) the value of the Property, portion thereof or interest therein destroyed or damaged, is in excess of ten percent (10%) of the Purchase Price or (B) if after repair, the Buyer would be unable to operate the Hotel as a “hotel” that rents guest rooms in a manner consistent with Seller’s past practices, then Buyer, at its option, may within ten (10) days after receipt of such notice from Seller elect to terminate this Agreement by giving Seller written notice thereof, in which event this Agreement shall automatically terminate upon delivery of Buyer’s notice thereof, and the parties shall be released from all further obligations under this Agreement (except for those which expressly survive the termination of this Agreement), provided that the Deposit shall be paid by Escrow Agent to Buyer. If the Closing Date is within the aforesaid ten (10) day period, then the Closing Date shall be extended to the next Business Day following the end of said ten (10) day period. If under such circumstances Buyer elects to complete the Transaction contemplated by this Agreement or if Buyer is not otherwise entitled to Terminate this Agreement pursuant to this Section 13.2, then this Agreement shall remain in full force and effect, and, subject to the terms of this Agreement, the Transaction contemplated herein shall be consummated, and at Closing, any right, title, and interest of Seller in and to any insurance proceeds resulting from any casualty or any awards that have been or may thereafter be made for any taking or condemnation shall be the property of Buyer, and the Purchase Price shall be reduced by the sum of (1) any amount representing the deductible amount under the applicable insurance policy, and (2) the amount of any uninsured costs of repair and restoration associated with such casualty or condemnation.

Article XIV
Apportionments

14.1         Apportionments. The following apportionments shall be made between the parties at the Closing as of 11:59 pm local time at the Property on the day immediately prior to the Closing Date (the “Apportionment Date”) and the apportionate adjustments shall be made to the Purchase Price:

(a)          real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal year for which the same are levied, imposed or assessed, and regardless of which the same become a lien or are payable (which apportionments shall be calculated on the basis of the most recent available tax bill if the current bill is not then available); [NOTE: TAX PRORATIONS IN COOK COUNTY, IL ARE GENERALLY HANDLED DIFFERENTLY: provided, however, the parties acknowledge that real estate taxes are paid one year in arrears in two installments, with the final amount of taxes for a year being definitively determined when the second installment bill for such year is issued in the succeeding calendar year. If the 2014 second installment bill is not issued prior to the Closing, then the remaining unpaid 2014 taxes and the portion of 2015 taxes relating to the period from January 1, 2014 through the day immediately preceding the Closing shall be prorated at Closing based on the final 2013 taxes and shall be re-prorated when the 2014 second installment bill is issued based on the actual 2014 taxes, and then again re-prorated in 2016 when and at such time as each 2015 installment bill is issued. If the 2014 second installment bill is issued prior to the Closing, then Seller shall either pay such final installment prior to Closing or provide Buyer with a credit for the amount of the second installment, and the portion of 2015 taxes relating to the period from January 1, 2015 through the day immediately preceding the Closing shall be prorated at Closing based on the final 2014 taxes, and then again re-prorated in 2016 when and at such time as each 2015 installment bill is issued.]

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(b)          amounts which have been prepaid, accrued or are due and payable under the Contracts, Equipment Leases and Permits;

(c)          all rental payments due for the month in which Closing occurs received by Seller from tenants under the Space Leases prior to the Closing Date. Buyer shall receive a credit for all assignable security deposits held by Seller under the Space Leases which are not transferred to Buyer, and Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Space Leases;

(d)          prepaid advertising expenses;

(e)          commissions of credit and referral organizations; and

(f)          all other charges and fees customarily prorated and adjusted in similar transactions in [State: _________________].

14.2         Room Revenue; Receivables and Payables and Inventory. Except as otherwise expressly set forth herein, all revenues received or to be received on account of room rents for the period prior to and including the Apportionment Date shall belong to Seller (with Buyer to remit such revenues to Seller to the extent any such revenues are paid to Buyer following Closing, and all such revenues for the period beginning on the day immediately following the Apportionment Date shall belong to Buyer). The Accounts Receivable of registered guests at the Property who have not checked out and were occupying rooms as of 11:59 p.m. on the Apportionment Date are collectively called the “Guest Ledger”, and Buyer shall purchase the Guest Ledger for the Property from Seller; provided, however, all room revenues for the night preceding Closing will be divided evenly between Seller and Buyer. All Accounts Receivable relating to the Hotel in respect of the period prior to the Apportionment Date (but expressly excluding the Guest Ledger) shall be for Seller’s sole account, and Buyer shall not be responsible to Seller for the collection or payment of same. Notwithstanding the foregoing, payments received by either party that are identified or otherwise recognized as relating to such Accounts Receivable shall be promptly turned over to the applicable party. The provisions in this Section 14.2 shall survive Closing.

14.3         Food and Beverage Revenue; Vending Machine Revenue. Any and all revenues earned or derived by Seller from the operation of the Hotel or the sale of goods or services to guests, patrons, or occupants of the Hotel on or before the Apportionment Date, other than revenues described in Section 14.2, but including, without limitation, revenues from the sale of food, the sale of alcoholic and non-alcoholic beverages, rental of meeting and banquet rooms, telephone sales, pay television sales, valet and parking services, and other similar revenues, together with any sales tax or other taxes thereon, shall belong to Seller. Vending machine proceeds shall be counted as close to the Apportionment Date as is possible and the net amount thereof shall be credited to Seller at Closing.

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14.4         Guests’ Property. All baggage or other property of patrons of the Hotel checked or left in care of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Buyer’s representatives on the Closing Date. Buyer shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory. The provisions of this Section 14.4 shall survive Closing.

14.5         Gift Shop Operations. Gift shop operations, if any, shall be adjusted as of 11:59 p.m. on the Apportionment Date. Income received at or prior to the Apportionment Date shall be for the account of Seller, and income received after 11:59 p.m. on the Apportionment Date shall be for the account of Buyer, with Seller being credited for the amount of any cash on hand on the morning of the Closing Date.

14.6         Employee Compensation. Seller shall, or shall cause Hotel Manager to, pay to Hotel Employees on the next payroll date, as provided in and subject to Section 12.9, all earned wages and benefits that any Hotel Employee is owed, as of the Closing Date.

14.7         Inventories. Seller shall be responsible for payments of amounts owing to third parties in respect of Inventories ordered by Seller in respect of the Property prior to the Closing Date to the extent such items have been delivered to the Hotel prior to the Closing Date. Subject to Seller’s continuing obligations under Section 7.1 hereof, to the extent such Inventories are delivered to the Hotel on or after the Closing Date and were ordered in ordinary course of business, Buyer shall be responsible for payment of the same.

14.8         Taxes. Seller shall be solely responsible for payment of property taxes and assessments with respect to the period on or prior to the Apportionment Date, and Buyer shall be solely responsible for payment of such property taxes and assessments with respect to the period after the Apportionment Date. To the extent that the actual property taxes differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within fifteen (15) Business Days after the tax bill for the current year is received. Except to the extent that Buyer has received a credit therefor, Seller shall remain responsible for all property taxes and assessments accrued for periods ending on or prior to the Apportionment Date (whenever assessed or billed). Buyer shall be responsible for all property taxes and assessments accrued for periods beginning after the Apportionment Date. Either Seller or Buyer may file a tax appeal or protest for the fiscal year in which the Closing Date occurs, and Buyer shall be permitted to file any such tax appeal or protest after the Closing and shall then have the exclusive right to file with respect to all periods occurring thereafter. Notwithstanding anything contained in this Article XIV to the contrary, (i) Seller shall be entitled to the full amount of any refunds or rebates resulting from any property tax appeals or requests for reassessments by Seller for tax years prior to the tax year in which the Closing occurs, and (ii) if Seller or Buyer has filed a tax appeal or request for reassessment for the tax year in which the Closing occurs, then the filing party shall be responsible for processing and settling any such appeals and the non-filing party shall share the amount of any rebate or refund resulting therefrom (after first paying to the filing party all reasonable costs and expenses incurred by the filing party in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Hotel for such tax year. For purposes of determining the rebate or refund resulting from any such reassessment relative to the tax year in which the Closing occurs, all reasonable costs and expenses of Seller incurred in connection with the filing or prosecution of such claim shall be deducted and paid to Seller before making the allocations set forth in the preceding sentence. This Section 14.8 shall survive the Closing as well as the Termination of this Agreement.

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14.9         Utility Charges. Seller and Buyer shall use commercially reasonable efforts to obtain readings for all utilities as of the Closing Date. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Buyer shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period, which obligation shall survive the Closing. Buyer shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date.

14.10         Bookings and Vouchers. Buyer shall receive a credit for the value of all valid Vouchers and for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Buyer. With respect to Vouchers, the value of such Vouchers shall be determined by Buyer and Seller, acting reasonably, based upon the operational cost to the Hotel and historical redemption of such Vouchers.

14.11         Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel which shall remain on deposit for the benefit of Buyer. Buyer and Seller shall make mutually satisfactory arrangements for counting such cash and determining the balances in the operating accounts as of 12:01 a.m. (local time for the Hotel) on the Closing Date.

14.12         Accounting. Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts and, to the extent not inconsistent therewith, generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Buyer, and reviewed by representatives of both Buyer and Seller. To the extent the exact amount of any adjustment item provided for in this Article XIV cannot be precisely determined on the Closing Date, the parties shall estimate the amount thereof, for purposes of computing the net amount due Seller or Buyer pursuant to this Article XIV and shall determine the exact amount thereof as soon thereafter as is reasonably practicable but not later than ninety (90) days after the Closing Date (with no time limit for any reproration of taxes or utilities), and the net amount due Seller or Buyer, if any, shall be paid in cash by the party obligated therefor within ten (10) days following the date of such determination by the parties. The provisions of Article XIV shall survive the Closing until fully performed.

Article XV
Miscellaneous

15.1         Assignment. Buyer shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Property without the prior written consent of Seller, which consent Seller may withhold in its sole and absolute discretion; provided, however, Buyer shall have the right, without obtaining Seller’s consent as aforesaid, to designate any Affiliate as its nominee to receive title to the Property, or assign all of its right, title and interest in this Agreement to any Affiliate of Buyer by providing written notice to Seller no later than three (3) Business Days prior to the Closing; provided, however, that (a) such Affiliate remains an Affiliate of Buyer, (b) Buyer shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment, and (c) such designation or assignment shall not be effective until Buyer has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, in form and substance reasonably satisfactory to Seller. Buyer shall be responsible to pay any additional transfer tax as a result of such designation or assignment, if any. Seller may not assign or otherwise transfer its interest under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs, and legal representatives.

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15.2         Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Georgia, without resort to the choice of law rules thereof.

15.3         Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.

15.4         Notices. Notices and other communications required by this Agreement shall be in writing and (i) delivered by hand with receipt; (ii) sent by recognized overnight delivery service; (iii) sent by certified or registered mail, postage prepaid, with return receipt requested or (iv) by electronic mail or facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section. All notices shall be addressed as follows:

If to Buyer:	c/o American Realty Capital
405 Park Avenue, 14th Floor
New York, New York 10022
Attention: Paul Hughes
Fax: (212) 421-5799
Email: phughes@arlcap.com

With a copy to:	Hunton & Williams LLP
2200 Pennsylvania Avenue, N.W.
Washington, D.C. 20037
Attention: Rori H. Malech
Fax: (202) ___-_____
Email: rmalech@hunton.com

If to Seller:	[Seller: ____________________]
2000 Monarch Tower
3424 Peachtree Road
Atlanta, GA 30326
Attention: Mark K. Rafuse
Fax: (404) 832-3825
Email: mark.rafuse@nobleinvestment.com

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With a copy to:	Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
Suite 1600
Atlanta, Georgia 30326
Attention: Thomas S. Gryboski, Esq.
Fax: (404) 365-9532
Email: tgryboski@mmmlaw.com

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (which a facsimile print-out confirmation shall be deemed to satisfy) or refusal of the addressee to accept delivery.

15.5         Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

15.6         Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

15.7         Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, including the Side Letter, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

15.8         Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

15.9         Waiver of Jury Trial. Seller and Buyer each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

15.10         Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

15.11         Brokerage. Buyer and Seller each represents and warrants to the other that it has dealt with no broker or agent is entitled to the payment of a commission for services rendered in connection with the transactions contemplated herein other than the Broker which shall be paid by Seller pursuant to a separate written agreement. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any other broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 15.11 shall survive Closing or earlier termination of this Agreement.

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15.12         Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or modification hereof or any of the closing documents delivered by Buyer or Seller hereunder.

15.13         Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 15.13 shall survive Closing or any termination of this Agreement.

15.14         Confidentiality and Public Announcements. Except as specifically provided herein or as required by applicable Laws (including, without limitation, any filing with the Securities and Exchange Commission or any applicable stock exchange rule), neither party shall disclose any of the terms or provisions of this Agreement to any person or entity not a party to this Agreement, nor shall either party issue any press releases or make any public statements (print, broadcast or otherwise) relating to this Agreement or the transactions contemplated hereunder, unless Buyer and Seller consent to such disclosures in writing, which consent shall not be unreasonably withheld, conditioned or delayed. [NTD: FOR MONTEREY ONLY: Seller may provide information to the Hotel Employees’ Union as the Seller determines is necessary to satisfy any obligation of the Labor Agreement or the National Labor Relations Act (including, upon request of the Union, providing a copy of this Agreement, redacted as to financial terms) regarding the sale and bargain with respect to it and shall provide Buyer with a copy of any such communications.] Except as specifically provided herein or as required by applicable Laws, prior to the Closing, Buyer shall keep all materials provided or made available to Buyer by Seller or Seller’s agents, and all materials generated by Buyer in the course of conducting its inspections, review of books and records, and other due diligence activities relating to the Hotel (including, without limitation, matters relating to the environmental condition of either Hotel), whether obtained through documents, oral or written communications, or otherwise (collectively, the "Information"), in the strictest confidence; provided, however, Buyer may make necessary disclosures to potential lenders, rating agencies, partners, attorneys, and consultants required in connection with Buyer's evaluation of the transactions contemplated under this Agreement provided that Buyer shall notify each such party of the confidential nature of the Information. Except as specifically provided herein or as required by applicable Laws, prior to Closing, under no circumstances shall any of the Information be used for any purpose other than the investigation of the Hotel in connection with its purchase by Buyer as contemplated under this Agreement. This Section 15.14 shall survive the Closing or earlier termination of this Agreement.

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15.15         Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Seller or Buyer hereunder falls upon a day other than a Business Day, then the time for such performance or the giving of such notice shall be extended until the next Business Day.

15.16         Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective assignments, bills of sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement. This Section 15.16 shall survive Closing.

15.17         No Third-Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

15.18         Section 1031 Exchanges. Buyer and Seller agree that, at either Buyer’s or Seller’s sole election, this transaction may be structured as an exchange of like-kind properties under Section 1031 of the Tax Code, and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so by written notice to the other party at least five (5) Business Days prior to the Closing Date. If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claim, damages, expenses (including reasonable attorneys’ fees, expenses and disbursements), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. In no event shall any party be required to take record title to any property other than the Property in connection with such transaction.

15.19         Updated Financials.  Seller shall from time to time upon written request and reasonable advance notice from Buyer, provide Buyer and its representatives with access to all financial and other information in its possession or control relating to Seller which is deemed relevant and reasonably necessary, in the opinion of Buyer’s outside, third party accountants to enable Seller’s independent auditors to timely prepare, at Buyer’s sole cost and expense (which expense shall include, but not be limited to, audit fees and costs associated with creating stand-alone financial statements for the Hotel), financial statements in compliance with any or all requirements of (i) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, (ii) any other rule or applicable law issued by the Securities and Exchange Commission or securities exchange and applicable to Buyer or (iii) any registration statement, report or disclosure statement filed or furnished with the Securities and Exchange Commission by, or on behalf of, Buyer.  In connection with the foregoing, and in furtherance of Seller’s obligation to assist Buyer pursuant to this Section 15.19, Seller covenants and agrees to execute customary audit representation letters, in form and substance reasonably satisfactory to Buyer and Seller. This Section 15.19 shall survive the Closing for twelve (12) months.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Seller and Buyer have caused this Hotel Purchase and Sale Agreement to be executed as of the Effective Date indicated above.

SELLER:

[Seller: ___________], a Delaware limited liability company

By:
Name:
Title:

46

BUYER:

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC, a Delaware limited liability company

By:
Name:
Title:

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JOINDER

[_______________________________] (the “Joinder Party”), hereby joins in the execution of this Agreement and by execution hereof the Joinder Party acknowledges that the closing of the transactions contemplated by this Agreement will materially benefit the Joinder Party. Accordingly, the Joinder Party agrees to be bound by and jointly and severally liable for, and hereby guarantees to Buyer (i) from and after the Closing Date, the due and punctual performance of, all of the obligations and indemnities of Seller, including, without limitation, those set forth in Sections 6.2, 12.3, 12.4, 12.9, 15.11, 15.13, and 15.14 of this Agreement, but only to the extent the Closing occurs and subject in all events to the limitations set forth in Section 12.1, Section 12.2, and Section 12.3 of the Agreement, and (ii) the obligations of Seller set forth in Section 2.3 of the Side Letter.

The terms of this Joinder and the Joinder Party’s obligations hereunder are a continuing and irrevocable obligation of the Joinder Party and shall remain in full force and effect until payment, performance and/or observation in full of the obligations hereunder. The Joinder Party’s guaranty and liability under this Joinder are absolute and unconditional and shall not be affected, released, terminated, discharged or impaired, in whole or in part. The Joinder Party expressly waives the following: (w) notice of acceptance of this Agreement; (x) any requirement of promptness, diligence, presentment, protest, notice of dishonor and notice of demand; and (y) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder, or the interpretation, breach or enforcement of such obligations; and (z) all rights of subrogation and any other claims that it may now or hereafter acquire against Seller that arise from the existence, payment, performance or enforcement of the Joinder Party's obligations under this joinder until such time as the Joinder Party's obligations under this Joinder are performed and paid in full. The Joinder Party's guaranty under this Joinder is a present guaranty of payment and performance and not of collection.

The Joinder Party hereby represents and warrants to Buyer that:

(a)          The Joinder Party owns a direct or indirect interest in Seller and will derive substantial benefit from the transactions contemplated by this Agreement.

(b)          The Joinder Party has full power, right and authority to (i) execute and deliver this Joinder, (ii) perform its obligations hereunder and (iii) consummate the transactions contemplated hereby. The execution, delivery and performance of this Joinder and the consummation of the transactions contemplated hereby have been duly and properly authorized by proper corporate action in accordance with applicable law and with the Organizational Documents of the Joinder Party. This Joinder has been duly and validly executed and delivered by the Joinder Party. This Joinder, when executed and delivered by the Joinder Party will constitute the legal, valid and binding agreement of the Joinder Party, enforceable against the Joinder Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles..

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In witness whereof, the undersigned has executed this Joinder as of ____________ 2015.

JOINDER PARTY:

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EXHIBITS

A	Legal Description of Land
B	Form of Escrow Instructions
C	Form of Deed
D	Form of Bill of Sale
E	Form of Assignment and Assumption
F	Form of Owner’s Affidavit
3.2	Allocation of Purchase Price
4.4	List of Proceedings
4.6	List of Material Contracts
4.7	List of Material Equipment Leases
4.9	List of Space Leases
4.12	Insurance Policies
4.13	Notices of Violations
4.21	2015 Operating Budget and 2015 Capital Expenditure Plan
4.26	Environmental Matters

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Schedule A

(attached to and made a part of that certain Purchase and Sale Agreement by and among [SELLER: ___________], as Seller and AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC, as Buyer, dated as of June ___, 2015)

“Accounts Receivable” means all amounts which Seller is entitled to receive from the operation of the Hotel prior to Closing and which are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Property prior to Closing, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Property prior to Closing, but expressly excluding all (i) credit card charges, checks and other instruments which Seller has submitted or payment as of the Closing, and (ii) items of income otherwise prorated hereunder.

“Act of Bankruptcy” shall mean if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any limited liability company, trust or corporate action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days

“Agreement” is defined in the first paragraph of this Agreement and shall mean this Hotel Purchase and Sale Agreement between Seller and Buyer including all schedules, exhibits and other attachments hereto, and documents incorporated herein by reference, as it and them may be amended from time to time as herein provided.

“Affiliate” shall mean as to any entity, any other entity or person that controls, is controlled by or is under common control with such entity or the members, partners or controlling shareholders of such entity.

“Allocation” is defined in Section 3.2 of this Agreement.

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“Apportionment Date” shall have the meaning set forth in Section 14.1 of this Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 10.3 of this Agreement.

“Bill of Sale” shall have the meaning set forth in Section 10.2 of this Agreement.

“Bookings” shall have the meaning set forth in Section 2.4 of this Agreement.

“Broker” shall mean Jones Lang LaSalle which Broker has been retained by Seller.

“Business Day” shall mean Monday through Friday excluding Saturday, Sunday or any other day on which national banks in Atlanta, Georgia are not open for business.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnitees” shall have the meaning set forth in Section 12.7(B)(v) of this Agreement.

“Buyer’s Certificate” shall have the meaning set forth in Section 10.10 of this Agreement.

“Buyer’s Conditions” shall have the meaning set forth in Article VIII of this Agreement.

“Closing” shall mean the consummation and closing of the Transaction.

“Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline as defined in Section 1.1 of this Agreement.

“Closing Deadline” is defined in Section 1.1 of this Agreement.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that contain any of the following: appraisals; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective Affiliates and correspondence between or among such parties.

“Contracts” shall have the meaning set forth in Section 2.3 of this Agreement.

“Deed” shall have the meaning set forth in Section 10.1 of this Agreement.

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“Deposit” shall mean the sum consisting of, individually or collectively, as the context requires, the Initial Deposit, and the Second Deposit, together with any interest earned thereon.

“Due Diligence Deadline” is defined in Section 1.1 of this Agreement.

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Environmental Law” or “Environmental Laws” shall have the meaning set forth in Section 4.26 of this Agreement.

“Escrow Agent” shall mean Chicago Title Insurance Company, whose mailing address is 1515 Market Street, Suite 1325, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow; Telephone: 215-875-4184; Telecopy: 215-732-1203; Email: ditlowe@ctt.com, in its capacity as escrow agent.

“Escrow Instructions” shall have the meaning set forth in Section 3.1(a) of this Agreement.

“Equipment Leases” shall have the meaning set forth in Section 2.3 of this Agreement.

“Excluded Property” shall have the meaning set forth in Section 2.6 of this Agreement.

“Executive Order” shall have the meaning set forth in Section 4.14 of this Agreement.

“Existing Permittee” shall have the meaning set forth in Section 12.5 of this Agreement.

“FF&E” shall have the meaning set forth in Section 2.2 of this Agreement.

“Fixed Asset Supplies” shall have the meaning set forth in Section 2.2 of this Agreement.

“Franchise Agreement” shall mean that certain that certain _______________ Agreement between Franchisor and Seller (or the predecessor in title to Seller), concerning the Property and dated ____________, as heretofore amended or modified.

“Franchisor” shall mean ___________________________.

“Guest Ledger” shall have the meaning set forth in Section 14.2 of this Agreement.

“Hotel” shall have the meaning set forth in the Recitals of this Agreement.

“Hotel Employees” shall mean the persons employed by Seller or Hotel Manager to operate the Hotel or work at the Hotel for all other purposes.

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“Hotel Guest Data and Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller, Hotel Manager or their respective Affiliates, or in any database of Franchisor to which Seller, Hotel Manager or their affiliates have access, whether obtained or derived by Seller, Hotel Manager or their Affiliates from: (a) guests or customers of the Hotel or any facility associated with the Hotel; (b) guests or customers of any other hotel or lodging property owned, leased, operated, licensed or franchised by any Affiliate of Seller, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); or (c) any other sources and databases, including any Franchisor brand websites or central reservations databases.

“Hotel Manager” shall mean Noble-Interstate Management Group, LLC.

“Improvements” shall have the meaning set forth in Section 2.1 of this Agreement.

“Information” shall have the meaning set forth in Section 15.14(a) of this Agreement.

“Initial Deposit” shall mean the amount of [First Earnest Money: _______________ and No/100 Dollars] ([First Earnest Money: $_______________]), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Insurance Policy” shall have the meaning set forth in Section 4.12 of this Agreement.

“Intangible Hotel Assets” shall have the meaning set forth in Section 2.5 of this Agreement.

“Interim Liquor Agreement” shall have the meaning set forth in Section 12.5 of this Agreement.

“Inventories” shall have the meaning set forth in Section 2.2 of this Agreement.

[NTD: FOR MONTEREY ONLY] “Labor Agreement” means that certain ____________________ dated __________________.

“Land” shall have the meaning set forth in Section 2.1 of this Agreement.

“Law” shall mean any federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement.

“Management Agreement” shall mean that certain _______________ Agreement between Hotel Manager and Seller (or the predecessor in title to Seller), concerning the Property and dated ____________, as heretofore amended or modified.

“Material Contract” shall mean any Contract that involves the payment or receipt of more than Ten Thousand and No/100 Dollars ($10,000) annually per Contract and not terminable upon thirty (30) days or less notice.

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“Material Equipment Lease” shall mean any Equipment Lease that involves the payment of more than Ten Thousand and No/100 Dollars ($10,000) annually per lease and not terminable upon thirty (30) days or less notice.

“New Franchise Agreement” shall have the meaning set forth in Section 12.8 of this Agreement.

“New Liquor Permits” shall have the meaning set forth in Section 12.5 of this Agreement.

“New Permittee” shall have the meaning set forth in Section 12.5 of this Agreement.

“Operating Lease” shall mean that certain Hotel Lease by and between Seller and Operating Tenant dated _______________, as heretofore amended or modified.

“Operating Tenant” shall mean _________________.

“Operating Tenant Owned Property” shall have the meaning set forth in Section 2.7 of this Agreement.

“Permitted Title Exceptions” shall mean, subject to Buyer’s rights to review and make objection to the status of title and survey as set forth in this Agreement, and the right of Buyer to Terminate this Agreement pursuant to Section 7.6, the following: (a) all real estate taxes and assessments not yet due and payable as of the Closing Date; (b) rights of the tenants under the Space Leases, as tenants only; and (c) any other matters approved as Permitted Title Exceptions in writing by Buyer prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement.

“Permits” shall have the meaning set forth in Section 4.11 of this Agreement.

“Personal Property” shall have the meaning set forth in Section 2.2 of this Agreement.

“Property” shall have the meaning set forth in Section 2.5 of this Agreement.

“Property Material Adverse Effect” shall mean an adverse effect on the ownership of the Property or operation of the Hotel after the Closing which has resulted in, will result in, or could reasonably be expected to result in, liability or monetary loss to Buyer in excess of three percent (3%) of the Purchase Price in the aggregate, and the parties agree that any litigation that is adequately covered by an insurance policy (expressly excluding the related deductible and the uncovered portion of any claim) of Seller or Hotel Manager shall not create a Property Material Adverse Effect.

“Purchase Price” is defined in the Recitals to this Agreement.

“Real Property” shall have the meaning set forth in Section 2.1 of this Agreement.

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“Second Deposit” shall mean the amount of [Second Earnest Money: _______________ and No/100 Dollars] ([Second Earnest Money: $_______________]), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Seller” shall mean the Seller referenced in the first paragraph of this Agreement.

“Seller’s Certificate” shall have the meaning set forth in Section 10.9 of this Agreement.

“Seller’s Conditions” shall have the meaning set forth in Article IX of this Agreement.

“Seller Indemnitees” shall have the meaning set forth in Section 12.7(B)(v) of this Agreement.

“Seller’s knowledge” shall have the meaning set forth in Section 4.19 of this Agreement.

“Side Letter” shall mean that certain letter agreement by and among Seller and Buyer, and acknowledged and agreed to by Escrow Agent, of even date herewith with respect to the Transaction contemplated by this Agreement and the purchase and sale of other hotels.

“Space Leases” shall have the meaning set forth in Section 2.3 of this Agreement.

“Survey” shall have the meaning set forth in Section 7.3 of this Agreement.

“Tax Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as it and them may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Terminate” or “Termination” shall mean the termination of this Agreement, by Buyer or Seller as applicable as set forth in this Agreement, in which event thereafter no party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

“Termination Notice” shall have the meaning set forth in Section 7.4(c) of this Agreement.

“Title Commitment” shall mean a Commitment of the Title Company to issue a Title Policy.

“Title Company” shall mean Chicago Title Insurance Company, whose mailing address is 1515 Market Street, Suite 1325, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow; Telephone: 215-875-4184; Telecopy: 215-732-1203; Email: ditlowe@ctt.com.

“Title Objections” shall mean any objectionable matters of title or survey (including the description of the Land) which may be revealed by Buyer’s examinations thereof to which Buyer timely objects in accordance with the terms of Section 7.2.

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“Title Policy” shall mean an ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company in the amount of the Purchase Price subject only to the Permitted Title Exceptions.

“Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, 11th Revised Edition, prepared by The Hotel Association of New York City, Inc.

[NTD: FOR MONTEREY ONLY: “Union” means [____________________].

“Vouchers” shall mean all outstanding, unused, unexpired gift certificates issued by Seller as of the Closing Date that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel.

“WARN Act” shall mean the Workers Adjustment and Retraining Notification Act and the Regulations promulgated thereunder, as the same has been amended, as well as any similar state “WARN” type Laws, rules or regulations which are applicable to the Transaction.

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EXHIBIT A

Legal Description

Exhibit A - 1

EXHIBIT B

Form of Escrow Instructions

FORM OF ESCROW INSTRUCTIONS FOR DEPOSIT

June ___, 2015

Chicago Title Insurance Company

1515 Market Street, Suite 1325

Philadelphia, PA 19102-1930

Attention: Edwin G. Ditlow

Re:	Deposit under Hotel Purchase and Sale Agreement (the “Agreement”) dated June ___, 2015, by and between [Seller: ___________], a Delaware limited liability company (“Seller”) and American Realty Capital Hospitality Portfolio NBL, LLC, a Delaware limited liability company (“Buyer”)

Gentlemen and Ladies:

Buyer and Seller have entered into the Agreement with respect to the Hotel described in the Agreement. Capitalized terms used herein but not defined shall have the same meanings ascribed to them in the Agreement.

In accordance with the Agreement, Buyer is delivering herewith cash in the amount of [First Earnest Money: _______________ and No/100 Dollars] ([First Earnest Money: $_______________]) (which, along with any interest earned thereon, or as increased by any additional deposit by Buyer is hereinafter referred to as the “Deposit”). You are to place the Deposit in an interest bearing account (for this purpose, Buyer’s Federal Employer I.D. number is __________________) and hold the Deposit in escrow and deliver it to Seller or Buyer in accordance with these instructions.

In the event that, prior to the Due Diligence Deadline, you receive a copy of a Termination Notice from Buyer, you shall, by not later than the second (2nd) Business Day following receipt of Buyer’s request, return the Deposit (unless Buyer and Seller advise you in writing otherwise) held by you to Buyer regardless of any instruction to the contrary from Seller.

Exhibit B - 1

In the event that you have not received a Termination Notice prior to the Due Diligence Deadline, then, if at any time after such date, you receive: (x) notice from Seller (“Seller’s Default Notice”) stating that (i) Buyer is in default under the Agreement, and (ii) a copy of Seller’s Default Notice has been delivered to Buyer by the same method as it was delivered to you, you shall, on the tenth (10th Business Day after receipt of Seller’s Default Notice, deliver the Deposit (by delivering cash, certified check, wire transfer or some other form of immediately available funds, to Seller at c/o Noble Investment Group, LLC, 2000 Monarch Tower, 3424 Peachtree Road, NE, Atlanta, Georgia 30326, or such other address as Seller may request) to Seller, except that if you receive written notice from Buyer or Buyer’s counsel within ten (10) Business Days after receipt of Seller’s Default Notice that Buyer disputes Seller’s right to receive the Deposit and directs you not to make the foregoing delivery, you shall not deliver the Deposit to Seller but shall instead retain it or, if appropriate, interplead the Deposit in a court of competent jurisdiction or (y) notice from Buyer (“Buyer’s Default Notice”) stating that (i) Seller is in default under the Agreement or one of Buyer’s Conditions has not been satisfied by Closing, and (ii) a copy of Buyer’s Default Notice has been delivered to Seller by the same method it was delivered to you, you shall, on the fifth (5th) Business Day after receipt of Buyer’s Default Notice, deliver the Deposit (by wire transfer or some other form of immediately available funds, to such account as Buyer may request) to Buyer, except that if you receive written notice from Seller or Seller’s counsel within three (3) Business Days after receipt of Buyer’s Default Notice that Seller disputes Buyer’s right to receive the Deposit and directs you not to make the foregoing delivery, you shall not deliver the Deposit to Buyer but shall instead retain it or, if appropriate, interplead the Deposit in a court of competent jurisdiction.

You are not to disclose to any person (other than the parties hereto, their employees, agents or independent contractors) any information about the Agreement or its existence or this letter of instructions (except if requested by either party or as may be required by court in any litigation or by law).

You are to maintain the Deposit in a federally-insured interest-bearing account in a national banking association or such other account and/or institution as Buyer and Seller may approve, and all interest accruing thereon shall be paid to the party entitled to the Deposit under the terms of the Agreement. We understand that you assume no responsibility for, nor will we hold you liable for, any loss accruing due to bank failure and/or takeover by a federal regulatory agency, or which arises solely from the fact that the escrow amount exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) and that the excess amount is not insured by the Federal Deposit Insurance Corporation. Nor shall you be required to institute legal proceedings of any kind pursuant to these instructions, nor be required to defend any legal proceedings which may be instituted against you with respect to the subject matter of these instructions unless you are requested to do so by Buyer or Seller and arrangements reasonably satisfactory to you have been made to indemnify you against the cost and expense of such defense by the party making such request. If any dispute shall arise with respect to these instructions, whether such dispute arises between the parties hereto or between the parties hereto and other persons, you may interplead such disputants. You shall be responsible only for the performance of such duties as are strictly set forth herein and in no event shall you be liable for any act or failure to act under the provisions of this letter except where such action or inaction is the result of your willful misconduct or gross negligence.

Seller and Buyer each hereby agrees to indemnify you and hold you harmless against any loss, liability or damage (including the cost of litigation and reasonable counsel fees) incurred in connection with the performance of your duties hereunder except as a result of your willful misconduct or gross negligence. If you incur any such loss, liability or damage in connection with any dispute between Seller and Buyer, then, as between Seller and Buyer, the party that does not substantially prevail in such dispute shall be responsible for the entire amount of such loss, liability or damage.

Exhibit B - 2

You agree that any notice to be delivered or given to you hereunder may be given in accordance with the terms and provisions of the Agreement to you at your address as set forth on your counterpart signature page.

You also agree to act as “the person responsible for closing” the Transaction pursuant to Section 6045(e) of the Tax Code. In connection therewith, you agree to prepare and file all informational returns, including IRS Form 1099 S and otherwise to comply with the provisions of said Section 6045(e).

Please indicate your agreement to comply with the foregoing instructions by executing at least two copies of this letter and returning one to c/o Hunton & Williams LLP, 2200 Pennsylvania Avenue, N.W., Washington, D.C. 20037, Attn: Rori H. Malech, counsel for Buyer, and one to Morris, Manning & Martin, LLP, 3343 Peachtree Road, NE, Suite 1600, Atlanta, Georgia 30326, Attn: Thomas S. Gryboski, counsel for Seller.

Very truly yours,

SELLER:

[Seller: ___________], a Delaware limited liability company

By:
Name:
Title:

Exhibit B - 3

BUYER:

AMERICAN REALTY CAPITAL HOSPITALITY PORTFOLIO NBL, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B - 4

ACKNOWLEDGED AND AGREED:

CHICAGO TITLE INSURANCE
COMPANY

By:
Name:
Its:

Date:

Notice Address:

Chicago Title Insurance Company

1515 Market Street, Suite 1325

Philadelphia, PA 19102-1930

Attention: Edwin G. Ditlow

Exhibit B - 5

EXHIBIT C

Form of Deed

[NOTE: TO CONFIRM FORM OF DEED WITH LOCAL COUNSEL AND TITLE COMPANY]

 (Space above this line for recording purposes)

When Recorded Return to:

SPECIAL WARRANTY DEED

THIS DEED, made on this ____ day of ________, 20____ by [Seller: ___________], a Delaware limited liability company (“Grantor”), to _______________________, a ___________________ (“Grantee”), having an address at________________________________________________, (to include their respective successors, successors-in-title, heirs, executors, administrators, legal representatives, and assigns where the context requires or permits).

WITNESSETH:

Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Grantee to Grantor at and before the sealing and delivery hereof, the receipt and sufficiency of which are hereby acknowledged, by these presents does hereby grant, bargain, sell, alien, convey and confirm unto the said Grantee fee simple title to all that tract or parcel of land situated in [County: _________________] County, [State: _________________] more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”), TOGETHER WITH all buildings and other improvements situated thereon or attached thereto and all tenements, hereditaments, improvements, appurtenances, rights, easements, licenses, benefits and rights-of-way appurtenant thereto, including, without limitation, all water and mineral rights, entitlements, development rights and all easements, rights and other interests appurtenant thereto (hereinafter, collectively, the “Property”).

Exhibit C - 1

This conveyance and the warranties of title herein are expressly made subject only to those encumbrances, easements and other matters specifically identified and listed on Exhibit B attached hereto and incorporated herein by reference (collectively, the “Permitted Exceptions”), but only to the extent such Permitted Exceptions are valid, subsisting and do in fact affect the Property.

TO HAVE AND TO HOLD the Property unto Grantee and Grantee’s successors and assigns forever in fee simple.

And the said Grantor does hereby bind Grantor and Grantor’s successors and assigns to WARRANT and FOREVER DEFEND, all and singular, the Property unto Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, though or under Grantor, but not otherwise, subject only to the Permitted Exceptions expressly contained herein.

Exhibit C - 2

IN WITNESS WHEREOF, Grantor has caused these presents to be executed in its name and on its behalf under seal as of the day and year first above written.

GRANTOR:

Attest	[Seller: ___________], a Delaware limited liability company

By:
Name:
Title:

Attest

Exhibit C - 3

ACKNOWLEDGEMENT

STATE OF _______________	)
) SS
COUNTY OF ___________________	)

On this, the ____ day of ______________, 20______, before me, a Notary Public, the undersigned officer, personally appeared [________________], who acknowledged himself to be the [______________] of [____________________], and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
[Notarial Seal]
My commission expires:

Exhibit C - 4

EXHIBIT “A” to Deed

LEGAL DESCRIPTION

Exhibit C - 5

EXHIBIT “B” to Deed

[PERMITTED EXCEPTIONS]

Exhibit C - 6

EXHIBIT D

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made and entered into on this ____ day of ____________, 20____ (the “Closing Date”), by and between [Seller: ___________], a Delaware limited liability company (“Seller”), and __________________________________, a (“Buyer”).

RECITALS

WHEREAS, Seller and American Realty Capital Hospitality Portfolio NBL, LLC (the “Original Buyer”), entered into that certain Hotel Purchase and Sale Agreement, dated as of June ___, 2015 (as the same may be amended from time to time, the “Purchase Agreement”) pursuant to which Seller has agreed to sell, assign, transfer and convey to Original Buyer certain property including that certain hotel commonly known as the “[Project Name: _____________]”.

WHEREAS, Original Buyer’s rights under the Purchase Agreement have been assigned to Buyer pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement by and between Original Buyer and Buyer dated ____________, 20___.

WHEREAS, in connection with the sale and purchase of the Property pursuant to the Purchase Agreement, Seller has agreed to sell, transfer and convey to Buyer all of its right, title and interest in and to the Personal Property, including, without limitation, the FF&E, Fixed Asset Supplies and Inventories (collectively, the “Personal Property”). Unless otherwise defined herein, all capitalized terms have the meanings ascribed to such terms in the Purchase Agreement.

IN CONSIDERATION OF the receipt of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged and confessed by Seller, Seller and Buyer do hereby agree as follows:

AGREEMENTS

1.          Recitals. The foregoing recitals are true, correct and by this reference incorporated herein.

2.          Personal Property. Seller does hereby sell, convey, assign, transfer, set over, and deliver to Buyer, its successors and assigns, all of Seller's right, title and interest in the Personal Property and Buyer hereby purchases and accepts all of the Personal Property, as of the date hereof.

Exhibit D

SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE ABOVE-DESCRIBED PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ENVIRONMENTAL CONDITION, AND BUYER ACCEPTS THE ABOVE-DESCRIBED PROPERTY IN AN “AS IS - WHERE IS” CONDITION, WITH ALL FAULTS.

3.          Binding Effect. This Bill of Sale shall be binding upon and inure to the benefit of Buyer, Seller and their respective successors and assigns.

4.          Governing Law. This Bill of Sale shall be subject to and governed by the laws of the State of Georgia.

5.          Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

[Signatures appear on following pages.]

Exhibit D

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed effective as of the date first above written.

SELLER:

[Seller: ___________], a Delaware limited liability company

By:
Name:
Title:

Exhibit D

BUYER:

______________________________________, a
______________________________________

By:
Name:
Title:

Exhibit D

EXHIBIT E

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of the ___ day of ___________, 20____, by and between [Seller: ___________], a Delaware limited liability company (“Assignor”), and ________________________________, a (“Assignee”).

RECITALS

WHEREAS, Assignor, as seller, and American Realty Capital Hospitality Portfolio NBL, LLC, as buyer, (the “Original Buyer”) entered into that certain Hotel Purchase and Sale Agreement, dated as of June ___, 2015 (as the same may be amended from time to time, the “Purchase Agreement”) pursuant to which Assignor has agreed to sell, assign, transfer and convey to Original Buyer certain property including that certain hotel commonly known as the “[Project Name: _____________]”.

WHEREAS, Original Buyer’s rights under the Purchase Agreement have been assigned to Assignee by that certain Assignment and Assumption of Purchase and Sale Agreement by and between Original Buyer and Assignee of even date herewith.

WHEREAS, in connection with the sale and purchase of the Property pursuant to the Purchase Agreement, Assignor agreed to assign to Assignee all of Assignor’s right, title and interest in and to all Transferred Intangible Assets (as hereinafter defined). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given to such term in the Purchase Agreement.

In consideration of the foregoing and Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee do hereby agree as follows:

1.          Assignment. Assignor hereby transfers, assigns and sets over to Assignee all of Assignor’s right, title, and interest in and to all Transferred Intangible Assets, including without limitation: (a) the Bookings; (b) the Contracts; (c) the Space Leases; (d) the Equipment Leases; and (e) all Intangible Hotel Assets (collectively, the “Transferred Intangible Assets”), if and only to the extent the same may be assigned or quitclaimed by Assignor.

2.          Assumption. Assignee does hereby assume all of the obligations, liabilities and expenses of Assignor with respect to the Transferred Intangible Assets arising or accruing from and after the date hereof, and agrees to perform and keep all covenants, agreements and obligations to be performed thereunder arising from and after the date hereof.

Exhibit E

3.          Governing Law. This Assignment will be governed by, and construed and interpreted in accordance with the laws of the State of Georgia.

4.          Further Assurances. Assignor and Assignee covenant with each other that it will execute or procure any additional reasonable documents necessary to establish the rights of other hereunder.

5.          Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

6.          Counterparts. This Assignment may be executed by the parties in counterparts, in which event the signature pages thereof shall be combined in order to constitute a single original document.

[Signatures appear on following page.]

Exhibit E

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date set forth above.

ASSIGNOR:

[Seller: ___________], a Delaware limited liability company

By:
Name:
Title:

Exhibit E

ASSIGNEE:

__________________________________, a
__________________________________

By:
Name:
Title:

Exhibit E

EXHIBIT F

[NOTE: TO CONFIRM FORM WITH TITLE COMPANY]

Form of Owner’s Affidavit

BEFORE ME, the undersigned authority, personally appeared ______________ (the “Affiant”), not individually, but as _______________ of [Seller: ___________], a Delaware limited liability company (the “Company”), who, being first duly sworn upon oath, deposes and says that he is duly authorized to and does make this affidavit and the agreements set forth herein to his actual knowledge:

1.          The Company is the record owner in fee simple of certain real property in [___________] County, [__________], more particularly described on the attached Exhibit “A” (the “Property”).

2.          The Affiant makes this affidavit, on behalf of the Company, in order to induce Chicago Title Insurance Company (the “Title Insurer”), to insure the Special/Limited Warranty Deed made by the Company of even date herewith.

3.          To Affiant’s knowledge, except for ____________________________________, the Company has made no outstanding contracts for the furnishing of any labor, materials or services to the Property or to the improvements on the Property, which have not been paid to date or which have been or will be paid in the ordinary course of business.

4.          To Affiant’s knowledge, except for ______________________________________, all labor, materials or services (if any) for which a lien could be claimed against the fee interest in the Property were either furnished, completed and in place not less than ninety (90) days prior to the date of this affidavit or all charges for any such labor, materials or services, whenever furnished, have been paid in full or will be paid in full as of closing or in the ordinary course of business.

5.          To Affiant’s knowledge, the Property is free and clear of all liens (including mechanic’s, materialman’s or laborer’s liens), taxes, encumbrances, claims, demands and judgments of every nature, kind and description whatsoever, except for the lien of real estate taxes for the year 2015 and subsequent years, and except for those matters disclosed in the Title Insurer’s Commitment No. ___________ (the “Title Commitment”).

6.          To Affiant’s knowledge, there are no outstanding unrecorded easements, contracts for sale, agreements for deed, options to purchase, deeds or liens affecting the property or any portion thereof.

7.          To Affiant’s knowledge, there are no federal or state tax claims, liens or penalties assessed against the Company, and there are no judgments against the Company unsatisfied of record in the courts of any state or of the United States of America.

8.          No proceedings in bankruptcy have ever been brought by or against the Company, nor has the company made any assignment for the benefit of creditors at any time.

Exhibit F

9.          Other than hotel guests, the Company is in exclusive possession of the Property and to the Affiant’s knowledge, no person, firm or corporation has any interest, claim of possession or contract to purchase with respect to the Property which is not a matter of record in the Public Records of _________ County, ____________, and there are no facts known to Affiant which would give rise to such a claim being asserted against the Property, except for tenants in possession, as tenants only, as shown on Exhibit “B” attached hereto.

[SIGNATURE ON FOLLOWING PAGE]

Exhibit F

Executed this ___ day of ___________, 2015

[Seller: ___________], a Delaware limited liability company

By:
Name:
Title:

Exhibit F

EXHIBIT 3.2

Allocation of Purchase Price

Exhibit 3.2

EXHIBIT 4.4

List of Proceedings

Exhibit 4.4

EXHIBIT 4.6

List of Material Contracts

[NOTE: MAY INCLUDE CONTRACTS THAT ARE NOT MATERIAL]

Exhibit 4.6

EXHIBIT 4.7

List of Material Equipment Leases

[NOTE: MAY INCLUDE EQUIPMENT LEASES THAT ARE NOT MATERIAL]

Exhibit 4.7

EXHIBIT 4.9

List of Space Leases

Exhibit 4.9

EXHIBIT 4.12

Insurance Policies

[see following pages]

Exhibit 4.12

EXHIBIT 4.13

Notices of Violations

Exhibit 4.13

EXHIBIT 4.21

2015 Operating Budget and 2015 Capital Expenditure Plan

[see following pages]

Exhibit 4.21

EXHIBIT 4.26

Environmental Matters

Exhibit 4.26

EXHIBIT 12.5

Interim Liquor Agreement

[see following pages]

Exhibit 12.5